Filed Pursuant to Rule 424(b)(5)

File No. 333-204635

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Preferred Stock, par value $0.001 per share	8,050,000	$201,250,000	$20,266

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 2, 2015)

7,000,000 Shares

6.625% Series C Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference $25 per Share)

We are offering 7,000,000 shares of our 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, which we refer to in this prospectus supplement as our Series C Preferred Stock.

We will pay cumulative dividends on the Series C Preferred Stock from the date of original issuance at a rate of 6.625% per annum of the $25.00 liquidation preference, which is equivalent to $1.65625 per annum per share. Dividends on our Series C Preferred Stock will be payable quarterly in arrears on or about the 15th day of each February, May, August and November. The first dividend on our Series C Preferred Stock sold in this offering is payable on August 15, 2016 (in the amount of $0.4094618 per share). The Series C Preferred Stock will rank on parity with our outstanding preferred stock and senior to our common stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up.

Our Series C Preferred Stock is not redeemable prior to May 15, 2021, except in instances relating to the preservation of our qualification as a real estate investment trust, or REIT, or in connection with a change of control of our company as a result of which our common stock, par value $0.001 per share, and the common securities of the acquiring or surviving entity, are not listed on the New York Stock Exchange, or NYSE, the NYSE MKT LLC, or NYSE MKT, or the NASDAQ Stock Market, or NASDAQ, which we refer to as a change of control. On and after May 15, 2021, we may redeem our Series C Preferred Stock in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption. We may redeem our Series C Preferred Stock in whole, at any time, or in part, from time to time, within 120 days after the first date on which a change of control has occurred, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the Series C Preferred Stock, you will not have the conversion right described in the following paragraph. Our Series C Preferred Stock has no maturity date and will remain outstanding indefinitely unless converted by you in connection with a change of control or redeemed by us. In addition, our Series C Preferred Stock is not subject to any sinking fund or mandatory redemption.

Upon the occurrence of a change of control, you will have the right (unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem the Series C Preferred Stock) to convert some or all of your Series C Preferred Stock into a number of shares of our common stock equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of conversion (unless the date of conversion is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this quotient), by (ii) the price of our common stock, and (B) 1.1723 (the Share Cap), subject to certain adjustments and provisions for the receipt of alternative consideration of equivalent value as described in this prospectus supplement.

We intend to file an application to list our Series C Preferred Stock on the NYSE under the symbol “DFTPrC.” If this application is approved, trading of our Series C Preferred Stock on the NYSE is expected to begin within 30 days following initial delivery of our Series C Preferred Stock.

There are restrictions on ownership of our Series C Preferred Stock intended to preserve our qualification as a REIT. See “Description of Our Series C Preferred Stock – Restrictions on Ownership” in this prospectus supplement and “Restrictions on Ownership” in the accompanying prospectus. In addition, except under limited circumstances as described in this prospectus supplement, holders of our Series C Preferred Stock generally do not have any voting rights.

Investing in our Series C Preferred Stock involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement.

	Per Share	Total(1)
Public offering price	$25.00	$175,000,000
Underwriting discount	$0.7875	$5,512,500
Proceeds, before expenses, to us	$24.2125	$169,487,500

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.

We have granted the underwriters the option to purchase up to 1,050,000 additional shares of our Series C Preferred Stock on the same terms and conditions as set forth above within 30 days after the date of this offering if the underwriters sell more than 7,000,000 shares of our Series C Preferred Stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our Series C Preferred Stock on or about May 17, 2016.

Joint Book-Running Managers

Stifel	Raymond James	Goldman, Sachs & Co.	RBC Capital Markets

Co-Managers

Baird	Credit Suisse	Evercore ISI	KeyBanc Capital Markets	TD Securities

Prospectus Supplement dated May 10, 2016.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

You should read this document together with additional information described under the headings “Where to Find Additional Information” and “Incorporation of Certain Information by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and none of the underwriters is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, results of operation and prospects may have changed since those respective dates.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “DuPont Fabros Technology, Inc.” “DFT,” “we,” “our,” and “us” refer to DuPont Fabros Technology, Inc. and its consolidated subsidiaries, including DuPont Fabros Technology, L.P., our operating partnership.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and other statements and information publicly disseminated by us, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We caution investors that any forward-looking statements presented in this prospectus supplement are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions, which do not relate solely to historical matters, are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you that while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	adverse general or local economic or real estate conditions in our markets or the technology industry, including a continued and prolonged economic downturn;

•	failure to successfully lease vacant space in or operate properties;

•	decreased rental rates or rates of return on our investments, increased vacancy rates or customer bankruptcies;

•	defaults on or non-renewal of leases by customers, including by our two largest customers that accounted for 44.3% of our annualized base rent as of April 1, 2016;

•	failure to collect customer obligations and note receivables;

•	failure to obtain necessary financing, extend the maturity of or refinance our existing debt, or comply with the financial and other covenants of the agreements that govern our existing debt;

•	increased interest rates;

•	financial market fluctuations, including disruptions in the financial and credit markets and the availability of capital and other financing;

•	the failure to qualify and maintain qualification as a real estate investment trust, or REIT;

•	adverse changes in tax laws;

•	environmental uncertainties;

•	risks related to natural disasters; and

•	changes in real estate and zoning laws.

The risks included above are not exhaustive, and additional factors could adversely affect our business and financial performance, including factors and risks detailed, or in documents incorporated by reference, in this prospectus supplement. For a further discussion of these and other factors that could cause future results to differ materially from any forward-looking statements, see the risk factors described under the “Risk Factors” section of this prospectus supplement and the risk factors incorporated by reference from our joint Annual Report on

S-iii

Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and in other documents that we file from time to time with the SEC. We operate in a very competitive and rapidly changing environment and new risk factors may emerge from time to time. It is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

S-iv

SUMMARY

This summary highlights certain information concerning our business and this offering. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in shares of our Series C Preferred Stock. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein. See “Incorporation of Certain Information by Reference” and “Where to Find Additional Information” in this prospectus supplement. You should also carefully consider the “Risk Factors” sections in this prospectus supplement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, incorporated by references in this prospectus supplement and the accompanying prospectus, as such may be updated in any future filings we make under the Exchange Act.

Our Company

We design and operate innovative, multi-tenant, wholesale data centers, and create solutions with our customers that free them to focus on their core businesses. Our facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. Our customers include national and international enterprises across numerous industries, including technology, Internet, content providers, cloud providers, media, communications, healthcare and financial services. As of March 31, 2016, our 12 data centers have a total of 3.1 million gross square feet and 273 megawatts of power available to our customers to operate their servers and computing equipment. For the three months ended March 31, 2016 and the year ended December 31, 2015, we generated revenue of $124.1 million and $452.4 million, respectively, and funds from operations, or FFO, of $62.3 million and $221.7 million, respectively. As of March 31, 2016, we had total assets of $3.1 billion

Data centers are facilities that house large numbers of computer servers and related equipment and include the infrastructure necessary to operate this equipment, including systems for power distribution, environmental control, fire suppression and security. We believe that our data centers provide sufficient power to meet the needs of the world’s largest technology companies. We lease the computer room square feet, or CRSF, and the available power of our facilities to customers under long-term leases. As of April 1, 2016, we had 37 customers with 123 different lease expirations, with only 5.4% of these expirations occurring through the end of 2017, as measured by annualized base rent (which we define as monthly contractual base rent (defined as cash base rent before abatements) multiplied by 12 for commenced leases as of April 1, 2016). The weighted average remaining term of our commenced leases was 5.4 years as of April 1, 2016. We currently serve four of the Fortune 25 and 19 of the Fortune 1000, which includes private or foreign enterprises of equivalent size.

Our data centers are strategically located in four major population centers – Northern Virginia; suburban Chicago, Illinois; Piscataway, New Jersey; and Santa Clara, California – each of which has significant electrical power availability and hubs of extensive fiber network connectivity. We own 12 operating data centers – referred to as ACC2, ACC3, ACC4, ACC5, ACC6, ACC7 Phases I/II, CH1, CH2 Phases I/II, NJ1 Phase I, SC1 Phases I/II, VA3 and VA4. As of April 1, 2016, we also own five data center properties under development – referred to as ACC7 Phase III, ACC7 Phase IV, ACC9 Phase I, CH2 Phase III and SC1 Phase III; two data center projects available for future development – ACC9 Phase II and NJ1 Phase II; and land to be used to develop additional data centers – referred to as ACC8, ACC10, ACC11 and CH3. Because we are marketing NJ1 for sale, it is unlikely that Phase II of NJ1 will be developed by us. We believe that we are well positioned to develop, lease, operate and manage our growing data center portfolio.

As previously announced, over the next several years, we plan to expand our data center development and operations into one or more new markets which we believe will create opportunities to diversify our customer base and increase our profitability. We plan to target two new markets (Toronto, Canada and Portland, Oregon) that we believe will satisfy demand of wholesale customers. In connection with our expansion plans, in March 2016, we entered into an agreement to acquire a 46.7 acre parcel of land in Hillsboro, Oregon for a purchase price of $11.2 million. We expect to complete the acquisition in the third quarter of 2016. Upon completion of the acquisition, we expect to hold this parcel of land for future development in connection with our expansion plans.

We derive substantially all of our revenue from rents received from customers. For most of our customers, and we believe for most potential wholesale data center customers, the amount of available power is the primary factor used to evaluate their data center requirements. Consequently, rents under our leases are based primarily on the amount of power made available to our customers, rather than the amount of space that they occupy. The term “critical load” is used to indicate that portion of each facility’s total power capacity that is made available for the exclusive use of its customers to operate their computer servers. Accordingly, throughout this prospectus supplement, we discuss our operations in terms of available critical load because it is one of the primary metrics that we use to manage our business. We also provide information relating to each facility’s total gross building area and its CRSF, which is the net rentable area of each of our facilities.

We also provide certain technical services to customers as a contractor on a purchase order basis, including layout design and installation of electrical power circuits, data cabling, server cabinets and racks, computer room airflow analyses and monitoring and other services requested by customers.

We have elected to be taxed as a REIT, for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2007. We are the sole general partner of DuPont Fabros Technology, L.P., or our Operating Partnership. As of March 31, 2016, we owned 83.3% of the outstanding general and limited common partnership units in our Operating Partnership, or Operating Partnership units.

Recent Developments

On April 27, 2016, we announced the redemption (the “Series A Redemption”) of 3,400,000 shares of our 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) on May 27, 2016. The shares of Series A Preferred Stock will be redeemed at a redemption price of $25 per share plus an amount equal to all accrued and unpaid dividends on each share of Series A Preferred Stock to be redeemed from April 15, 2016, the most recent dividend payment date, to, but not including, the redemption date. Following the redemption, there will be 4,000,000 shares of Series A Preferred Stock, with an aggregate liquidation preference of $100 million, outstanding.

Our Market Opportunity

The data center market in North America is highly fragmented with more than 300 companies providing different forms of multi-tenant data center services, although not all data center providers serve the wholesale segment of the data center market. Wholesale data center providers lease large amounts of space, which can range in size from 2,500 to 50,000 square feet or more, and make available large amounts of power, which can range from 250 kilowatts to 10 MW or more, to a limited number of customers. Typically, in wholesale data centers, each customer’s space is segregated with cages or in separate rooms within the data center, commonly referred to as computer rooms or pods. Also, typically, each customer owns and operates its own servers and related computer equipment. This model gives customers the flexibility to design their own server layout and manage the operation of their servers; generally offers greater power within a single data center facility, which provides savings on the cost to operate the data center infrastructure through economies of scale; and provides secure facilities with security and technical staff on-site 24 hours a day, seven days a week to protect and support the critical business processes of the customers operating their servers.

We believe that the growth trends in the data center market, the cloud, Internet traffic and Internet-based services, combined with cost advantages in outsourcing data center requirements, provide attractive growth opportunities for us. The compound annual growth rate of North American data center market revenue from 2015 through 2018 is expected to be approximately 12% based on annual forecast data in the Multi-Tenant Datacenter Global Providers 2015 report published by 451 Research in December 2015. We believe that this growth is the result of significant growth of the Internet and cloud and data storage. According to the Cisco Visual Networking Index (VNI) 2014-2019 White Paper, global Internet traffic is expected to increase at a compound annual growth rate of 23%, mobile data traffic is expected to increase at a compound annual growth rate of 45%, and global video traffic is expected to increase at a compound annual growth rate of 33% from 2014 to 2019. Worldwide spending for Infrastructure-as-a-Service (IaaS) is expected to increase at a compound annual growth rate of 29% from 2014 to 2019, according to a May 2015 Gartner press release.

We believe that companies can realize numerous advantages by outsourcing their data center requirements to wholesale providers, rather than building and operating their own data center facilities. Over our operating history, we have observed that large, wholesale data center facilities offer economies of scale that result in lower operating costs, as compared to the cost to operate smaller facilities. We believe that only companies with very large computing requirements can realize these economies from developing, owning and operating their own data center facilities. We also believe that these advantages in outsourcing data center requirements, combined with the expected growing trends for traffic, provide an opportunity for us to grow our data center portfolio and realize attractive rates of return on the investments in our facilities.

Our Competitive Strengths

We believe that we distinguish ourselves from other data center providers through the following competitive strengths:

Long-term leases to industry-leading customers with strong credit. Our customer base includes leading national and international technology companies. As of April 1, 2016, our two largest customers, Microsoft Corporation and Facebook, Inc., which are currently under long term leases with staggered lease expirations, collectively accounted for 44.3% of our annualized base rent. We generally lease space and power to our customers using a “triple net” lease structure, under which our customers occupy all or a percentage of each of our data centers and, in addition to a monthly base rent fee, are obligated to reimburse us for the cost of property-level operating expenses. We also have begun to market space and power to customers under a “full service” lease structure, under which both the monthly base rent and a fee for the property-level operating expenses are fixed, at rates which we believe will cover these operating expenses and will provide us with an adequate return on our investment. Under all of our leases, customers reimburse us for the cost of the power they use to operate their computer servers and the power they use to cool their space. We believe that these lease structures, together with the economies of scale resulting from the size of our data centers, result in our customers paying less for power and operating expenses over time than they would in a comparable colocation setting, where power costs are often included in the license fee paid to the provider. Most of our leases provide for annual rent increases, and, as of April 1, 2016, our weighted average remaining lease term was approximately 5.4 years.

Data centers strategically located with high power capacity. We own operating facilities and properties available for data center development in the Northern Virginia, suburban Chicago, Illinois, and Santa Clara, California markets, each of which is located near sources of abundant and relatively inexpensive power, major population centers and significant fiber optic networks. We believe that these locations help attract and retain customers because access to less expensive power yields significant cost savings for our customers, and the proximity to large population centers enhances performance by reducing latency, which is the time it takes a packet of information to reach the end user.

Strong development track record and pipeline. We currently own and operate 12 data centers. As of April 1, 2016, 97% of our operating portfolio was leased based on CRSF and 96% of our operating portfolio was leased based on critical load. We believe that our in-house development expertise, together with our relationships with contractors who are experienced in the construction of data centers, gives us a significant advantage over those of our competitors who are required to rely exclusively on third parties to develop, lease and maintain their properties. We currently have undeveloped property or parcels of land suitable for data center development in our Northern Virginia and suburban Chicago, Illinois markets, which we believe gives us an advantage over those of our competitors who have to acquire suitable sites for future development.

Our Business Strategy

Our goal is to improve our profitability and diversify our customer base by expanding our geographic presence and supplementing our portfolio with flexible wholesale products. We will continue to serve the wholesale segment of the data center market exclusively. We will capitalize on our exceptional skill in data center design, development and operations as we build-out our development pipeline and maximize cash flow from our existing properties. Specifically, we will expand our geographic presence; diversify our portfolio with flexible wholesale products to meet a variety of power density, resiliency and deployment needs; continue to prudently build-out our development pipeline; and continue to maximize cash flows from existing properties.

Expand Our Geographic Presence. Our primary focus in the past has been to develop and lease data center space in the four markets in which we operate. We plan to exit the New Jersey market following the sale of our NJ1 data center and, over the next several years, we plan to expand our data center development and operations into one or more new markets, which we believe will create opportunities to diversify our customer base and increase our profitability. We plan to target two new markets that we believe will satisfy demand of wholesale customers. Initially, we intend to focus our development efforts in the Toronto, Canada and Portland, Oregon markets, where we believe that there will be strong demand for wholesale data centers even though the development of a wholesale market there is in its infancy.

Diversify our portfolio with flexible wholesale products to meet a variety of power density, resiliency and deployment needs. The data center requirements of prospective customers vary greatly between the Internet, cloud and technology industries, on the one hand, and enterprises, on the other. There are three key areas where customer requirements vary:

•	Power Density, which is the amount of power available in a fixed amount of space. Many Internet, cloud and technology customers require “high-density” space, or a large amount of power relative to the space, while many enterprise customers require “low density” space, or a smaller amount of power relative to the space. Our more recent data center facility designs (ACC6 Phase II, ACC7, CH2 and SC1 Phase II) provide some flexibility to meet different customers’ density requirements, but we are developing new designs that will enable us to meet the varied density requirements of different customers within a single facility.

•	Resiliency, which means the number of additional power distribution and cooling units included in a facility design to back-up units that are off-line for maintenance or due to a malfunction. Each of our data center facilities are designed with “N+2” redundancy, which means that our facilities include two sets of power distribution systems and back-up diesel engine generators in addition to the number of these sets of units necessary to provide the power contracted by our customers. Our facilities also have this level of redundancy for our mechanical plants, which regulate the environment of the computer rooms leased by our customers. We believe that some customers require N+1 resiliency or less, and that a few customers may require resiliency more robust than N+2. Consequently, we are developing new data center designs that will enable us to meet diverse resiliency requirements within a single facility.

•	Deployment needs, which relates to the time that it takes to construct a phase of a facility and ready it for a customer’s operations. Although we generally commence development of a data center facility prior to having received any commitments from customers to lease any space in the facility – commonly known as developing “on speculation” – we have found that customers often need data center space within very specific, and often short, time frames. Although our current data center development time lines allow for rapid deployment of computer room space, we are developing new designs that we believe will improve our development times and allow us to meet specific customer requirements for available computer room space.

Continue to prudently build-out our development pipeline. We determine when to develop data center properties based on the amount of available space in our operating properties and anticipated demand for data center space in each applicable market. Our current development projects include:

•	ACC7 Phase III, which is 25% pre-leased based on critical load and CRSF as of March 31, 2016, and will add 11.9 MW of available critical load power to that facility, is expected to be placed into service in the second quarter of 2016.

•	CH2 Phase III, which is 89% pre-leased based on critical load and 77% pre-leased based on CRSF as of March 31, 2016 and will add 11.3 MW of available critical load power to that facility, is expected to be placed into service in the third quarter of 2016.

•	ACC7 Phase IV, which will add 7.8 MW of available critical load power to that facility, is expected to be placed into service in the fourth quarter of 2016.

•	ACC9 Phase I, which will provide approximately 14.4 MW of available critical load to a new facility that we expect will total approximately 29 MW. We anticipate placing Phase I into service in the third quarter of 2017.

•	SC1 Phase III, which is 100% pre-leased based on critical load and CRSF and will add 16.0 MW of available critical load to the facility, is expected to be placed into service in the third quarter of 2017.

We also own four parcels of land available to develop additional data centers, having purchased two parcels of land in Ashburn, Virginia in early 2016.

Continue to maximize cash flow from existing properties. We derive substantially all of our revenue from rents received from customers under existing leases at each of our operating properties. We strive to maximize our cash flows under these leases by structuring our leases to compensate us for the space used by customers and management of the facilities, reimburse us for the cost of the power to operate and cool our customers’ servers and computer equipment, cover the costs to operate the facility and provide for annual increases of base rent –either a flat rate of about 2-3% or based on the consumer price index.

Market Conditions

Changes in the conditions of any of the markets in which our operating properties are located, including the economic conditions of a market, the financial condition of customers that procure data center space in a market, and the supply of available data center space in a market, will impact the overall performance of our current and future operating properties and our ability to fully lease our properties. The ability of our customers to fulfill their lease commitments could be impacted by future economic or regional downturns in the markets in which we operate or downturns in the industries in which our customers operate.

We take into account various factors when negotiating the terms of our leases, which can vary among leases, including the following factors: the customer’s strategic importance, growth prospects and credit quality, the length of the lease term, the amount of power leased and competitive market conditions. In determining credit quality, if a prospective customer is a publicly held entity, we evaluate its publicly filed financial statements. If a prospective customer is a privately held entity, we request audited financial statements from the customer if they exist, and unaudited financial statements if audited financial statements do not exist. We also consider any relevant news, market or industry data related to a prospective or existing customer. Furthermore, we also evaluate an existing customer’s payment history with us.

In each of our stabilized properties, we have been able to lease space and power at rates that provide a favorable return on our investment in these facilities. There appears to be pricing pressure in some of the markets in which we compete, including lower rates and increased concessions. It is unclear to what extent this will adversely impact the rental rates, and, in turn, the rates of return of our investment, that we can obtain as we pursue leasing available space and power. In particular, given that the weighted average remaining lease term for commenced leases was approximately 5.4 years as of April 1, 2016, it is difficult to predict the market conditions that will exist when our lease portfolio expires. If the current market conditions were to continue through the terms of these leases, the rental rates of a number of leases in our portfolio could be impacted adversely if the existing customers were to either vacate the space or renegotiate the rental rate as a condition to their renewal of the lease. We believe that the base rents of our portfolio of operating properties in the aggregate exceed base rents that currently exist in our relevant markets by approximately 9%, on average. Because the terms of the leases in our portfolio expire over long periods of time, we cannot predict how the applicable base rents will compare to the market rates at the time that the terms of our leases expire. If we are unable to lease vacant space with rents equal to or above historic rates, the returns on our investments we have achieved to date at the properties recently placed into service would be impacted negatively.

Our Operating Properties

The following table presents a summary of our operating properties as of April 1, 2016:

Operating Properties

As of April 1, 2016

Property	Property Location	Year Built/ Renovated	Gross Building Area (2)	Computer Room Square Feet (“CRSF”) (2)	CRSF % Leased (3)	CRSF % Commenced (4)	Critical Load MW (5)	Critical Load % Leased (3)	Critical Load % Commenced (4)
Stabilized(1)
ACC2	Ashburn, VA	2001/2005	87,000	53,000	100%	100%	10.4	100%	100%
ACC3	Ashburn, VA	2001/2006	147,000	80,000	100%	100%	13.9	100%	100%
ACC4	Ashburn, VA	2007	347,000	172,000	100%	100%	36.4	97%	97%
ACC5	Ashburn, VA	2009-2010	360,000	176,000	99%	99%	36.4	100%	100%
ACC6	Ashburn, VA	2011-2013	262,000	130,000	100%	100%	26.0	100%	100%
ACC7 Phases I/II	Ashburn, VA	2014-2015	224,000	118,000	100%	100%	21.9	100%	100%
CH1	Elk Grove Village, IL	2008-2012	485,000	231,000	100%	100%	36.4	100%	100%
CH2 Phase I(6)	Elk Grove Village, IL	2015	94,000	45,000	100%	100%	8.0	100%	93%
NJ1 Phase I	Piscataway, NJ	2010	180,000	88,000	70%	70%	18.2	52%	52%
SC1 Phases I/II	Santa Clara, CA	2011-2015	360,000	173,000	100%	100%	36.6	100%	100%
VA3	Reston, VA	2003	256,000	147,000	94%	94%	13.0	95%	95%
VA4	Bristow, VA	2005	230,000	90,000	100%	100%	9.6	100%	100%

Subtotal – stabilized			3,032,000	1,503,000	98%	98%	266.8	96%	96%

Completed, not Stabilized
CH2 Phase II	Elk Grove Village, IL	2016	74,000	35,000	76%	76%	6.3	77%	77%

Subtotal – not stabilized			74,000	35,000	76%	76%	6.3	77%	77%

Total Operating Properties			3,106,000	1,538,000	97%	97%	273.1	96%	96%

(1)	Stabilized operating properties are either 85% or more leased and commenced or have been in service for 24 months or greater.
(2)	Gross building area is the entire building area, including CRSF (the portion of gross building area where our customers’ computer servers are located), common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our customers.
(3)	Percentage leased is expressed as a percentage of CRSF or critical load, as applicable, that is subject to an executed lease. Leases executed as of April 1, 2016 represent $351 million of base rent on a GAAP basis and $359 million of base rent on a cash basis over the next twelve months. Both amounts include $18 million of revenue from management fees over the next twelve months.
(4)	Percentage commenced is expressed as a percentage of CRSF or critical load, as applicable, where the lease has commenced under GAAP.
(5)	Critical load (also referred to as IT load or load used by customers’ servers or related equipment) is the power available for exclusive use by customers expressed in terms of megawatt, or MW, or kilowatt, or kW (1 MW is equal to 1,000 kW).
(6)	As of April 28, 2016, CH2 Phase I is 100% commenced on a CRSF basis as well as a critical load basis.

Lease Expirations

The following table sets forth a summary schedule of lease expirations at our operating properties as of April 1, 2016 for each of the ten calendar years beginning with 2016. The information set forth in the table below assumes that customers exercise no renewal options and takes into account customers’ early termination options in determining the life of their leases under GAAP:

Year of Lease Expiration	Number of Leases Expiring(1)	CRSF of Expiring Commenced Leases (in thousands)(2)	% of Leased CRSF	Total kW of Expiring Commenced Leases(2)	% of Leased kW	% of Annualized Base Rent(3)
2016	1	6	0.4%	1,138	0.4%	0.6%
2017(4)	12	76	5.1%	12,419	4.8%	4.8%
2018	21	180	12.1%	34,017	13.0%	13.3%
2019	21	291	19.5%	52,016	20.0%	20.8%
2020	15	182	12.2%	32,404	12.4%	12.5%
2021	17	283	19.0%	48,735	18.7%	17.6%
2022	8	106	7.1%	18,509	7.1%	7.0%
2023	9	103	6.9%	14,455	5.5%	4.9%
2024	8	112	7.5%	19,279	7.4%	8.8%
2025	3	47	3.2%	7,172	2.8%	3.3%
After 2025	8	106	7.0%	20,528	7.9%	6.4%

Total	123	1,492	100%	260,672	100%	100%

(1)	Represents 37 customers with 123 lease expiration dates.
(2)	CRSF is that portion of gross building area where customers locate their computer servers. One MW is equal to 1,000 kW.
(3)	Annualized base rent represents the monthly contractual base rent (defined as cash base rent before abatements) multiplied by 12 for commenced leases as of April 1, 2016.
(4)	As of April 28, 2016, one of these leases totaling 0.28 MW of critical load and 1,385 CRSF, representing 0.1% of annualized base rent, was extended by one year and now expires in 2018.

Our Development Properties

The following table presents a summary of our development properties as of March 31, 2016:

Development Projects

As of March 31, 2016

($ in thousands)

Property	Property Location	Gross Building Area(1)	CRSF(2)	Critical Load MW(3)	Estimated Total Cost(4)	Construction in Progress & Land Held for Development(5)	CRSF % Pre- leased	Critical Load % Pre- leased
Current Development Projects
ACC7 Phase III	Ashburn, VA	126,000	68,000	11.9	$95,000 - $99,000	$91,359	25%	25%
ACC7 Phase IV	Ashburn, VA	96,000	52,000	7.8	73,000 - 78,000	41,466	—%	—%
ACC9 Phase I	Ashburn, VA	163,000	90,000	14,4	135,000 - 141,000	5,431	—%	—%
CH2 Phase II(6)	Elk Grove Village, IL	74,000	35,000	6.3	57,000 - 58,000	57,727	76%	77%
CH2 Phase III	Elk Grove Village, IL	168,000	80,000	11.3	130,000 - 134,000	119,142	77%	89%
SC1 Phase III	Santa Clara, CA	111,000	64,000	16.0	162,000 - 168,000	8,761	100%	100%

		738,000	389,000	67.7	652,000 - 678,000	323,886

Future Development Projects/Phases
ACC9 Phase II	Ashburn, VA	163,000	90,000	14.4	53,000 - 57,000	5,347
NJ1 Phase II(7)	Piscataway, NJ	180,000	88,000	18.2	18,273	18,273

		343,000	178,000	32.6	71,273 - 75,273	23,620

Land Held for Development(8)(9)
ACC8	Ashburn, VA	100,000	50,000	10.4		4,244
ACC10	Ashburn, VA	270,000	130,000	24.0		7,505
ACC11	Ashburn, VA	150,000	80,000	16.0		4,775
CH3	Elk Grove Village, IL	305,000	160,000	25.6		8,408

		825,000	420,000	76.0		24,932

Total		1,906,000	987,000	176.3		$372,438

(1)	Gross building area is the entire building area, including CRSF (the portion of gross building area where our customers’ computer servers are located), common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our customers. The respective amounts listed for each of the “Land Held for Development” sites are estimates.
(2)	CRSF is that portion of gross building area where customers locate their computer servers. The respective amounts listed for each of the “Land Held for Development” sites are estimates.
(3)	Critical load (also referred to as IT load or load used by customers’ servers or related equipment) is the power available for exclusive use by customers expressed in terms of MW or kW (1 MW is equal to 1,000 kW). The respective amounts listed for each of the “Land Held for Development” sites are estimates.
(4)	Current development projects include land, capitalization for construction and development and capitalized interest and operating carrying costs, as applicable, upon completion. Future development projects/phases include land, shell and underground work through the opening of the phase(s) that are either under current development or in service.
(5)	Amount capitalized as of March 31, 2016. Future development projects/phases include land, shell and underground work through the opening of the phase(s) that are either under current development or in service.
(6)	CH2 Phase II was placed into service on April 1, 2016.
(7)	NJ1 is being marketed for sale. Accordingly, we do not believe that we will develop the second phase of this data center prior to the sale.
(8)	Amounts listed for gross building area, CRSF and critical load are current estimates.
(9)	On March 2, 2016, we entered into an agreement to acquire a 46.7 acre parcel of land in Hillsboro, Oregon for a purchase price of $11.2 million. Upon completion of the acquisition, we expect to hold this parcel of land for future development in connection with our expansion plans.

Risk Factors

Investment in our Series C Preferred Stock involves substantial risks. See “Risk Factors” beginning on page S-19, and the risks under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and any subsequent periodic reports, as well as other information included in this prospectus supplement, for a discussion of certain risks relating to an investment in our Series C Preferred Stock.

Our Corporate Information

Our principal executive offices are located at 1212 New York Avenue, NW, Suite 900, Washington, DC 20005 and our telephone number is (202) 728-0044. Our internet address is www.dft.com. Information on or connected to our website is neither part of nor incorporated by reference into this prospectus supplement.

The Offering

Issuer	DuPont Fabros Technology, Inc.

Securities Offered	7,000,000 shares of Series C Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share. We have granted the underwriters an option to purchase up to an additional 1,050,000 shares of Series C Preferred Stock

Dividends	Dividends on each share of Series C Preferred Stock will be cumulative from the date of original issue and are payable quarterly in arrears on or about the 15th day of each February, May, August and November, commencing on August 15, 2016, at the rate of 6.625% per annum of its liquidation preference, or $1.65625 per annum per share. The first dividend on our Series C Preferred Stock sold in this offering is payable on August 15, 2016 (in the amount of $0.4094618 per share).

Liquidation Preference	If we liquidate, dissolve or windup, holders of our Series C Preferred Stock will have the right to receive $25 per share, plus an amount per share equal to accrued and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any payments are made to holders of our common stock or other junior securities.

Maturity	Our Series C Preferred Stock has no maturity date and we are not required to redeem our Series C Preferred Stock. Accordingly, our Series C Preferred Stock will remain outstanding indefinitely, unless converted by you in connection with a Change of Control (as defined under “Description of Our Series C Preferred Stock – Conversion Rights” below) or unless we decide to redeem it. We are not required to set aside funds to redeem our Series C Preferred Stock.

Ranking	Our Series C Preferred Stock will rank senior to our common stock and any other junior shares that we may issue in the future, on parity with our Series A Preferred Stock, our 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) and any other parity shares that we may issue in the future, and junior to all of our existing and future indebtedness, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up.

Optional Redemption	Except in instances relating to preservation of our qualification as a REIT or in connection with our special optional redemption right discussed below, our Series C Preferred Stock is not redeemable prior to May 15, 2021. On and after May 15, 2021, we may, at our option, redeem our Series C Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

Special Optional Redemption	Upon the occurrence of a Change of Control (as defined under “Conversion Rights” below), we will have the option to redeem our Series C Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which such Change of Control has occurred for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date. If, prior to the Change of Control Conversion Date, we exercise any of our redemption rights relating to the Series C Preferred Stock (whether our optional redemption right or our special redemption right), you will not have the Change of Control Conversion Right (as defined under “Description of Our Series C Preferred Stock – Conversion Rights”). If we provide you with a notice of your right to exercise the Change of Control Conversion Right, we may no longer exercise our special optional redemption right until the time period during which holders of Series C Preferred Stock may exercise their Change of Control Conversion Right has expired.

Conversion Rights	Upon the occurrence of a Change of Control, you will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series C Preferred Stock) to convert some or all of your Series C Preferred Stock into a number of shares of our common stock, par value $0.001 per share equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accrued and unpaid dividends, whether or not declared, to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Preferred Stock dividend payment date, in which case the amount pursuant to this clause (i)(y) shall equal $0.00 in respect of such dividend) by (ii) the Common Stock Price, and (B) 1.1723 (the Share Cap), subject to certain adjustments and provisions for the receipt of alternative consideration of equivalent value as described in this prospectus supplement.

If, prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, you will not have any right to convert the Series C Preferred Stock in connection with the Change of Control Conversion Right and any shares of Series C Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the Series C Preferred Stock when the following has occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither we nor the acquiring or surviving entity has a class of common securities listed on the NYSE, NYSE MKT or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE MKT or NASDAQ.

To see how we define “Common Stock Price” and “Change of Control Conversion Date,” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of Our Series C Preferred Stock – Conversion Rights.”

Except as provided above in connection with a Change of Control, the Series C Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights	Holders of our Series C Preferred Stock will generally have no voting rights. However, if dividends on our Series C Preferred Stock are in arrears for six quarterly dividend periods (whether or not consecutive), the holders of our Series C Preferred Stock (voting separately as a class with the holders of our Series A Preferred Stock, our Series B Preferred Stock and any other series of parity shares upon which like voting rights have been conferred and are exercisable) will have the right to elect two members to serve on our Board of Directors until we pay all dividends that are then in arrears. In addition, certain changes that would be material and adverse to the rights of holders of our Series C Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting as a single class.

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, and any shares of our Series C Preferred Stock are outstanding, we will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series C Preferred Stock. We will mail (or otherwise provide) the information to the holders of Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act.

Listing	We intend to file an application to list our Series C Preferred Stock on the NYSE under the symbol “DFTPrC.” We expect trading of the shares of Series C Preferred Stock on the NYSE, if listing is approved, to commence within 30 days after the date of the initial delivery of the Series C Preferred Stock.

Use of Proceeds	We expect that the net proceeds of this offering will be approximately $169.0 million (or approximately $194.4 million if the underwriters’ option to purchase additional shares of our Series C Preferred Stock is exercised in full), after deducting the underwriting discount and other estimated offering expenses payable by us. We intend to use the net proceeds of this offering to redeem all of the shares of our Series A Preferred Stock that remain outstanding following the Series A Redemption and to use any remaining net proceeds to redeem a portion of the outstanding shares of our Series B Preferred Stock and for other general corporate purposes.

Restrictions on Ownership	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, our charter and the Articles Supplementary setting forth the terms of the Series C Preferred Stock contain ownership and transfer restrictions relating to our stock. See “Description of Our Series C Preferred Stock – Restrictions on Ownership” below and “Restrictions on Ownership” in the accompanying prospectus for additional information about these restrictions.

Settlement Date	Delivery of the shares of Series C Preferred Stock will be made against payment therefor on or about May 17, 2016.

Form	Our Series C Preferred Stock will be maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except in limited circumstances.

Risk Factors	Investing in our Series C Preferred Stock involves a high degree of risk and the purchasers of our Series C Preferred Stock may lose their entire investment. See “Risk Factors” on page S-19 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our Series C Preferred Stock.

Summary Financial Information and Other Data

The following table presents our summary financial information and other data as of March 31, 2016, as of December 31, 2015 and 2014, for the three months ended March 31, 2016 and 2015 and for the fiscal years ended December 31, 2015, 2014 and 2013. The following summary is derived from and should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference in this prospectus supplement. The historical results do not necessarily indicate results expected for any future period. Interim results may not be indicative of results for any other interim period or for the full year.

	Three Months Ended March 31		Year Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in thousands, except ratios)
Statement of Operations Data:
Revenues:
Base Rent	$82,533	$71,573	$298,585	$285,716	$265,695
Recoveries from tenants	38,694	33,305	139,537	124,853	104,271
Other revenues	2,922	2,436	14,278	7,023	5,143

Total revenues	124,149	107,314	452,400	417,592	375,109
Expenses:
Property operating costs	35,955	31,493	130,051	117,339	103,522
Real estate taxes and insurance	5,316	3,976	21,335	14,195	14,380
Depreciation and amortization	25,843	25,027	104,044	96,780	93,058
General and administrative	5,575	4,343	18,064	17,181	16,261
Impairment on investment in real estate	—	—	122,472	—	—
Other expenses	2,349	7,253	16,859	9,222	3,650

Total expenses	75,038	72,092	412,825	254,717	230,871
Operating income	49,111	35,222	39,575	162,875	144,238
Interest:
Expense incurred	(11,569)	(8,247)	(40,510)	(33,583)	(46,306)
Amortization of deferred financing costs	(845)	(642)	(3,151)	(2,980)	(3,349)
Loss on early extinguishment of debt	—	—	—	(1,701)	(40,978)

Net income (loss)	36,697	26,333	(4,086)	124,611	53,605
Net (income) loss attributable to redeemable noncontrolling interests – operating partnership	(5,478)	(3,719)	5,993	(18,704)	(5,214)

Net income attributable to controlling interests	31,219	22,614	1,907	105,907	48,391
Preferred stock distributions	(6,811)	(6,811)	(27,245)	(27,245)	(27,245)

Net income (loss) attributable to common shares	$24,408	$15,803	$(25,338)	$78,662	$21,146

	As of March 31,	As of December 31,
	2016	2015	2014
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$242,533	$31,230	$29,598
Net real estate	2,623,197	2,571,241	2,561,428
Total assets	3,081,232	2,815,492	2,822,727
Total liabilities	1,373,378	1,379,890	1,194,252
Redeemable noncontrolling interests – operating partnership	603,154	479,189	513,134
Total stockholders’ equity	1,104,700	956,413	1,115,341

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in thousands, except ratios)
Other Financial Data:
Net income (loss)	$36,697	$26,333	$(4,086)	$124,611	$53,605
Depreciation and amortization	25,843	25,027	104,044	96,780	93,058
Non real estate depreciation and amortization	(194)	(144)	(700)	(707)	(875)
Impairment on investment in real estate	—	—	122,472	—	—

FFO(1)	$62,346	$51,216	$221,730	$220,684	$145,788

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in thousands, except ratios)
Net income (loss)	$36,697	$26,333	$(4,086)	$124,611	$53,605
Interest:
Expense incurred	11,569	8,247	40,510	33,583	46,306
Amortization of deferred financing costs	845	642	3,151	2,980	3,349
Loss on early extinguishment of debt	—	—	—	1,701	40,978
Income taxes	121	39	123	486	53
Depreciation and amortization	25,843	25,027	104,044	96,780	93,058

EBITDA(2)	$75,075	$60,288	$143,742	$260,141	$237,349
Impairment on investment in real estate	—	—	122,472	—	—

Adjusted EBITDA(2)(3)	$75,075	$60,288	$266,214	$260,141	$237,349

(1)	Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We use FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to our FFO. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of our liquidity, nor is it indicative of funds available to meet our cash needs, including our ability to pay dividends or make distributions.

(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use EBITDA as an indicator of our ability to incur and service debt. EBITDA and Adjusted EBITDA (defined below) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of our liquidity. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement are limited.
(3)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization and impairment on investment in real estate. Adjusted EBITDA represents EBITDA as adjusted to add back certain items that are unusual in nature or not comparable from period to period.

RISK FACTORS

Any investment in our Series C Preferred Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and all of the other information contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated or deemed to be incorporated by reference herein before you decide whether to invest in our Series C Preferred Stock. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, incorporated by reference in this prospectus supplement and the accompanying prospectus, as such may be updated in our future filings under the Exchange Act. If any of the risk factors were to occur, our business, financial condition, liquidity, results of operations, and prospects could be materially adversely affected. This may adversely affect our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our Series C Preferred Stock

Risks Related to this Offering

Our Series C Preferred Stock is subordinate to our debt, and your interests could be diluted by the issuance of additional preferred stock, including additional Series C Preferred Stock, and by other transactions.

Our Series C Preferred Stock is subordinate to all of our existing and future debt. Our existing debt restricts, and our future debt may include restrictions on, our ability to pay dividends to preferred stockholders. Our charter currently authorizes the issuance of up to 50,000,000 shares of preferred stock in one or more series. The issuance of additional preferred stock on parity with or senior to our Series C Preferred Stock would dilute the interests of the holders of our Series C Preferred Stock, and any issuance of preferred stock senior to our Series C Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series C Preferred Stock. Other than the conversion right afforded to holders of Series C Preferred Stock that may occur in connection with a Change of Control described under “Description of Our Series C Preferred Stock – Conversion Rights” below, none of the provisions relating to our Series C Preferred Stock contain any provisions affording the holders of our Series C Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of our Series C Preferred Stock, so long as the rights of the holders of our Series C Preferred Stock are not materially and adversely affected.

We have significant outstanding indebtedness that exposes us to the risk of default under our debt obligations, which could adversely impact our ability to meet our obligations under our Series C Preferred Stock.

As of March 31, 2016, we had total consolidated indebtedness of $1.2 billion. This level of indebtedness exceeds our cash on hand and our annual cash flows from operating activities. We may incur additional debt for various purposes, including, without limitation, to fund future development activities and operational needs. Our outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have significant adverse consequences, including making it more difficult for us to satisfy our obligations with respect to our Series C Preferred Stock, including paying quarterly dividends.

Our outstanding debt obligations restrict our ability to pay dividends on our Series C Preferred Stock.

We and our subsidiaries, including the operating partnership, are, and may in the future become, parties to agreements and instruments, which, among other things, restrict or prevent the payment of dividends on our capital stock. For example, under the terms of each of our senior notes indentures, distributions to us by the operating partnership, which we depend upon in order to obtain the cash necessary to pay dividends, are permitted only to the extent that, at the time of the distributions, (a) we are not in default under the applicable senior notes indenture and will not be in default under such senior notes indenture as a result of such distribution, and (b) the interest coverage ratio (calculated pursuant to the terms of the applicable senior notes indenture) is greater than or equal to 2.0 to 1.0. Our operating partnership’s interest coverage ratio was 4.9 to 1.0 based upon our results of operations for the three months ended March 31, 2016. However, a decline in our operations or an increase in our consolidated interest expense, or any combination thereof, could cause our operating partnership’s interest coverage ratio to fall below 2.0 to 1.0, which could limit the amount of our operating partnership’s distributions to us (and our payment of dividends on our capital stock, including the Series C Preferred Stock) to only permitted REIT distributions.

As a holder of Series C Preferred Stock you have extremely limited voting rights.

Your voting rights as a holder of Series C Preferred Stock will be extremely limited. Our common stock is the only class of our capital stock carrying full voting rights. Voting rights for holders of Series C Preferred Stock exist primarily with respect to the ability to appoint additional directors to our Board of Directors in the event that six quarterly dividends (whether or not consecutive) payable on our Series C Preferred Stock are in arrears, and with respect to voting on amendments to our charter or our Series C Preferred Stock Articles Supplementary that materially and adversely affect the rights of Series C Preferred Stock holders or create additional classes or series of preferred stock that are senior to our Series C Preferred Stock. See “Description of Our Series C Preferred Stock – Voting Rights” below. Other than the limited circumstances described in this prospectus supplement, holders of Series C Preferred Stock will not have voting rights.

The change of control conversion feature of our Series C Preferred Stock may not allow you to recover the liquidation preference of the Series C Preferred Stock, and the change of control conversion and redemption features of our Series C Preferred Stock may make it more difficult for or discourage a party from taking over our company.

Upon a change of control, as a result of which our common shares and the common securities of the acquiring or surviving entity are not listed on the NYSE, NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, holders of our Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series C Preferred Stock) to convert some or all of their Series C Preferred Stock into our common stock (or alternative consideration of equivalent value), and under these circumstances we will also have a special optional redemption right to redeem the Series C Preferred Stock. See “Description of Our Series C Preferred Stock – Special Optional Redemption” and “– Conversion Rights.” Upon such a conversion, holders will be limited to a maximum number of shares equal to the Share Cap. If the Common Share Price is less than $21.33 (which is approximately 50% of the per share closing sale price of our common stock on May 9, 2016), subject to adjustment, holders will receive a maximum of 1.1723 shares of our common stock per share of Series C Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series C Preferred Stock. Moreover, even if the Share Cap is not exceeded, you may not be able to sell or otherwise dispose of the common stock or alternative consideration you receive upon a change of control conversion to recover the liquidation preference of the Series C Preferred Stock converted. A market may not exist for the common stock or alternative consideration, and if a market exists, you may receive less than the liquidation preference upon a sale.

The change of control conversion and redemption features of our Series C Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock and Series C Preferred Stock with the opportunity to realize a premium over the then current market price or that stockholders may otherwise believe is in their best interests.

There is no established trading market for our Series C Preferred Stock and its market value could be materially adversely affected by various factors.

Our Series C Preferred Stock is a new issue of securities with no established trading market. We intend to file an application to list our Series C Preferred Stock on the NYSE, but there can be no assurance that the NYSE will accept the shares for listing. Even if the Series C Preferred Stock were to be listed, an active trading market on the NYSE for our Series C Preferred Stock may not develop or, if it does develop, may not last, in which case the trading price of our Series C Preferred Stock could be adversely affected. If an active trading market does develop on the NYSE, our Series C Preferred Stock may trade at prices lower than the initial offering price. The trading price of our Series C Preferred Stock would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in our Series C Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on our Series C Preferred Stock is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on our Series C Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any series of preferred stock then outstanding, if any, with preferences senior to those of our Series C Preferred Stock.

Market interest rates and other factors may have an effect on the value of the Series C Preferred Stock.

One of the factors that will influence the price of the Series C Preferred Stock will be the dividend yield on the Series C Preferred Stock (as a percentage of the price of the Series C Preferred Stock, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series C Preferred Stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of the Series C Preferred Stock to decrease.

In addition, over the last several years, prices of equity securities in the U.S. trading markets have been experiencing extreme price fluctuations, and the market price of our common stock has also fluctuated significantly during this period. As a result of these and other factors, investors who purchase the Series C Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series C Preferred Stock, including decreases unrelated to our operating performance or prospects. Likewise, in the event that the Series C Preferred Stock becomes convertible upon a change of control and is converted into our common stock, holders of our common stock issued on conversion may experience a similar decrease in the market price of our common stock.

Our charter contains, and the Articles Supplementary setting forth the terms of the Series C Preferred Stock will contain, restrictions upon ownership and transfer of the Series C Preferred Stock.

The Articles Supplementary setting forth the terms of the Series C Preferred Stock will contain restrictions on ownership and transfer of the Series C Preferred Stock intended to assist us in maintaining our status as a

REIT for United States federal income tax purposes. For example, the terms of the Series C Preferred Stock will restrict any person from acquiring actual or constructive ownership of more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our Series C Preferred Stock, and our charter, among other restrictions, restricts any person from acquiring actual or constructive ownership of shares of our capital stock in excess of 3.3% of our outstanding capital stock by value. See “Description of our Series C Preferred Stock – Restrictions on Ownership” in this prospectus supplement. You should consider these ownership limitations prior to your purchase of the Series C Preferred Stock. These ownership restrictions could also have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of us, which could adversely affect the market price of the Series C Preferred Stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $169.0 million (or approximately $194.4 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting the underwriting discount and expenses related to this offering. We intend to use the net proceeds of this offering to redeem all of the shares of our Series A Preferred Stock that remain outstanding following the Series A Redemption and to use any remaining net proceeds to redeem a portion of the outstanding shares of our Series B Preferred Stock and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred dividends for the three months ended March 31, 2016 and for the years ending December 31, 2015, 2015, 2013, 2012 and 2011. For the purpose of computing the ratio of earnings to combined fixed charges and preferred dividends, and the amount of coverage deficiency, earnings have been calculated by adding fixed charges, excluding amounts capitalized, to net income. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, whether expensed or capitalized, and estimated interest within rental expense. This information is given on an unaudited historical basis.

	Three Months Ended March 31, 2016		Year ended December 31,
	Actual	Pro Forma(1)	2015		2014	2013	2012	2011
			Actual	Pro Forma(2)
	(unaudited)			(unaudited)
Ratio of earnings to combined fixed charges and preferred dividends	2.17	2.38	(3)	(3)	2.17	1.28	1.35	1.38

(1)	The pro forma ratio of earnings to fixed charges for the three months ended March 31, 2016 assumes that the Series C Preferred Stock was issued as of January 1, 2016, and that proceeds from the Series C Preferred Stock were used as described in the “Use of Proceeds” section of this prospectus supplement.
(2)	The pro forma ratio of earnings to fixed charges for the year ended December 31, 2015 assumes that the Series C Preferred Stock was issued as of January 1, 2015, and that proceeds from the Series C Preferred Stock were used as described in the “Use of Proceeds” section of this prospectus supplement.
(3)	The shortfall of earnings to fixed charges and preferred stock dividends for the year ended December 31, 2015 was $43.6 million and on a pro forma basis, $35.6 million. Included in earnings for the year was a $122.5 million impairment charge related to our NJ1 data center facility.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2016:

•	on a historical basis; and

•	on an as-adjusted basis to give effect to the offering of the Series C Preferred Stock, the Series A Redemption and the application of the net proceeds of this offering in the manner described under “Use of Proceeds” (assuming no exercise of the underwriters’ option to purchase additional shares).

You should read this table together with the section entitled “Use of Proceeds” as well as our disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and the consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	As of March 31, 2016
	Actual	As-Adjusted
	(unaudited)	(unaudited)
	(in thousands, except share data)
Cash and cash equivalents	$242,533	$160,271

Debt:
Unsecured credit facility	—	—
Unsecured term loan	250,000	250,000
Mortgage notes payable	115,000	115,000
Unsecured notes due 2021	600,000	600,000
Unsecured notes due 2023	250,000	250,000

Total debt	$1,215,000	$1,215,000

Redeemable noncontrolling interests – operating partnership	603,154	603,154

Commitments and contingencies	—	—

Stockholders’ equity:
Series A cumulative redeemable perpetual preferred stock, 7,400,000 shares issued and outstanding at March 31, 2016 and no shares issued and outstanding as adjusted(1)	185,000	—
Series B cumulative redeemable perpetual preferred stock, 6,650,000 shares issued and outstanding at March 31, 2016 and 4,000,000 shares issued and outstanding as adjusted	166,250	100,000
Series C cumulative redeemable perpetual preferred stock, no shares issued and outstanding at March 31, 2016 and 7,000,000 shares issued and outstanding as adjusted	—	175,000
Common stock, 74,421,820 shares issued and outstanding at March 31, 2016 and as adjusted	74	74
Additional paid in capital	808,913	802,901
Accumulated deficit	(55,537)	(55,537)

Total stockholders’ equity	1,104,700	1,022,438

Total capitalization	$2,922,854	$2,840,592

(1)	On April 27, 2016, we announced the redemption of 3,400,000 shares of our Series A Preferred Stock, with an aggregate liquidation preference of $85 million, on May 27, 2016. The shares of Series A Preferred Stock will be redeemed at a redemption price of $25 per share plus an amount equal to all accrued and unpaid dividends on each share of Series A Preferred Stock to be redeemed from April 15, 2016 to, but not including, the redemption date. Following the redemption, there will be 4,000,000 shares of Series A Preferred Stock, with an aggregate liquidation preference of $100 million, outstanding.

DESCRIPTION OF OUR SERIES C PREFERRED STOCK

The description of certain terms and provisions of our Series C Preferred Stock contained in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, our charter, including the Articles Supplementary setting forth the terms of our Series C Preferred Stock (the “Articles Supplementary”), our bylaws and Maryland law. The following description of the terms of our Series C Preferred Stock supplements, and to the extent inconsistent with, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus.

For purposes of this section, references to “we,” “our” and “our company” refer only to DuPont Fabros Technology, Inc. and not to any of its subsidiaries.

General

Our charter provides that we may issue up to 50,000,000 shares of preferred stock, $0.001 par value per share. Our charter authorizes our Board of Directors to increase or decrease the number of authorized shares without stockholder approval. Prior to the completion of this offering, we have issued 7,400,000 shares of our 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock with a liquidation preference of $25 per share, or $185,000,000 in the aggregate, and 6,650,000 shares of our 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock with a liquidation preference of $25 per share, or $166,250,000 in the aggregate. On April 27, 2016, we announced the redemption of 3,400,000 shares of our Series A Preferred Stock on May 27, 2016. See “Summary – Recent Developments.”

Subject to the limitations prescribed by Maryland law and our charter and bylaws, our Board of Directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof.

Prior to the closing of this offering, we will supplement our charter to classify 8,050,000 shares of our authorized preferred stock as Series C Preferred Stock and authorize the issuance thereof. When issued, our Series C Preferred Stock will be validly issued, fully paid and nonassessable. The holders of Series C Preferred Stock will have no preemptive rights with respect to any shares of our stock or any of our other securities convertible into or carrying rights or options to purchase any shares of our stock.

Our Series C Preferred Stock will not be subject to any sinking fund and we will have no obligation to redeem or retire our Series C Preferred Stock. Unless converted by you in connection with a Change of Control or redeemed by us, our Series C Preferred Stock will have a perpetual term, with no maturity.

The Articles Supplementary establishing our Series C Preferred Stock permit us to “reopen” this series, without the consent of the holders of our Series C Preferred Stock, in order to issue additional shares of Series C Preferred Stock from time to time. Thus, we may in the future issue additional shares of Series C Preferred Stock without your consent. Any additional shares of Series C Preferred Stock will have the same terms as the shares of Series C Preferred Stock being issued in this offering. These additional shares of Series C Preferred Stock will, together with the shares of Series C Preferred Stock being issued in this offering, constitute a single series of securities.

Ranking

Our Series C Preferred Stock will rank senior to the Junior Shares (as defined under “– Dividends” below), including shares of our common stock, and on parity with our Series A Preferred Stock, our Series B Preferred Stock and any other parity shares that we may issue in the future, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any shares of Series C Preferred Stock are outstanding, we may not authorize or create any class or series of capital stock that ranks senior to our Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series C Preferred Stock voting as a single class. However, we may create additional classes or series of stock, amend our charter to increase the authorized number of shares of preferred stock or issue series of preferred stock ranking on parity with our Series C Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up (“Parity Shares”) without the consent of any holder of Series C Preferred Stock. See “– Voting Rights” below for a discussion of the voting rights applicable if we seek to create any class or series of preferred stock senior to our Series C Preferred Stock.

Dividends

Holders of Series C Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors, out of funds legally available for payment, and declared by us, cumulative cash dividends at the rate of 6.625% per annum per share of its liquidation preference (equivalent to $1.65625 per annum per share of Series C Preferred Stock).

Dividends on each share of Series C Preferred Stock will be cumulative from the date of original issue and are payable quarterly in arrears on or about the fifteenth day of each February, May, August and November, commencing on August 15, 2016, at the then applicable annual rate; provided, however, that if any dividend payment date falls on any day other than a business day, as defined in the Articles Supplementary, the dividend due on such dividend payment date shall be paid on the first business day immediately following such dividend payment date. The first dividend on the shares of our Series C Preferred Stock sold in this offering is payable on August 15, 2016 (in the amount of $0.4094618 per share). Each dividend is payable to holders of record as they appear on our stock records at the close of business on the record date, not exceeding 30 days preceding the payment dates thereof as fixed by our Board of Directors. Dividends are cumulative from the date of original issue or the most recent dividend payment date to which dividends have been paid, whether or not in any dividend period or periods there shall be funds of ours legally available for the payment of such dividends. Accumulations of dividends on our Series C Preferred Stock will not bear interest and holders of our Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends. Dividends payable on our Series C Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on our Series C Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

No dividend will be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on our Series C Preferred Stock for all prior dividend periods; provided, however, that if accrued dividends on our Series C Preferred Stock for all prior dividend periods have not been paid in full or a sum sufficient for such payment is not set apart, then any dividend declared on our Series C Preferred Stock for any dividend period and on any Parity Shares will be declared ratably in proportion to accrued and unpaid dividends on our Series C Preferred Stock and such Parity Shares. All of our dividends on our Series C Preferred Stock, including any capital gain dividends, will be credited first to the earliest accrued and unpaid dividend.

Our Board of Directors will not authorize and we will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (other than in shares of Junior Shares) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of our common stock made for purposes of an employee incentive or benefit plan of our company or any subsidiary, or a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving our qualification as a REIT), unless all cumulative dividends with respect to our Series C Preferred Stock and any Parity Shares at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

As used herein, (i) the term “dividend” does not include dividends payable solely in shares of Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares, and (ii) the term “Junior Shares” means our common stock, and any other class of our capital stock now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to our Series C Preferred Stock.

Optional Redemption

We may not redeem our Series C Preferred Stock prior to May 15, 2021, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or in connection with our special optional redemption right to redeem Series C Preferred Stock upon a Change of Control (as defined under “– Conversion Rights – Definitions” below). For further information regarding these exceptions, see “– Special Optional Redemption” and “– Restrictions on Ownership” below and “Restrictions on Ownership” in the accompanying prospectus. On or after May 15, 2021, we, at our option upon not less than 30 nor more than 60 days written notice, may redeem our Series C Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon (whether or not declared) to, but not including, the date fixed for redemption.

A notice of optional redemption (which may be contingent on the occurrence of a future event) will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of our Series C Preferred Stock at their addresses as they appear on our stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series C Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, evidencing the shares of Series C Preferred Stock are to be surrendered for payment; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If fewer than all the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series C Preferred Stock to be redeemed from such holder. If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined under “– Conversion Rights – Definitions” below), we will have the option to redeem our Series C Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the date on which such Change of Control has occurred for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series C Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), you will not have the Change of Control Conversion Right described below under “– Conversion Rights.” If we provide you with a notice of your right to exercise the Change of Control Conversion Right, we may no longer exercise our special optional redemption right until the time period during which holders of Series C Preferred Stock may exercise their Change of Control Conversion Right has expired.

A notice of special optional redemption will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of our Series C Preferred Stock at their addresses as they appear on our stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the special optional redemption of the shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series C Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, evidencing the shares of Series C Preferred Stock are to be surrendered for payment; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

General Provisions Applicable to Redemptions

On the redemption date, we must pay on each share of Series C Preferred Stock to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of Series C Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided for in the two preceding sentences, no payment or allowance will be made for unpaid dividends, whether or not in arrears, on any Series C Preferred Stock called for redemption.

If full cumulative dividends on our Series C Preferred Stock and any Parity Shares have not been paid or declared and set apart for payment, we may not purchase, redeem or otherwise acquire Series C Preferred Stock in part or any Parity Shares other than in exchange for Junior Shares; provided, however, that the foregoing shall not prevent the purchase by us of shares held in excess of the limits in our charter in order to ensure that we continue to meet the requirements for qualification as a REIT. See “Restrictions on Ownership” in the accompanying prospectus.

On and after the date fixed for redemption, provided that we have made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the shares of Series C Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related payment date, holders of Series C Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares on the corresponding dividend payment date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series C Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

Liquidation Preference

The holders of Series C Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, $25 per share of Series C Preferred Stock, which we refer to in this prospectus supplement as the “Liquidation Preference,” plus an amount per share of Series C Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to, but not including, the date of final distribution to such holders.

Until the holders of Series C Preferred Stock have been paid the Liquidation Preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of our company. If, upon any liquidation, dissolution or winding up of our company, our assets, or proceeds thereof, distributable among the holders of our Series C Preferred Stock are insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to our Series A Preferred Stock, our Series B Preferred Stock or any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series C Preferred Stock, our Series A Preferred Stock, our Series B Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts which would be payable on such Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of our company with one or more entities, (ii) a statutory stock exchange by our company or (iii) a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of our company.

Voting Rights

Except as indicated below, the holders of Series C Preferred Stock will have no voting rights.

If and whenever six quarterly dividends (whether or not consecutive) payable on our Series C Preferred Stock are in arrears, whether or not earned or declared, the number of members then constituting our Board of Directors will be increased by two and the holders of Series C Preferred Stock, voting together as a class with the holders of our Series A Preferred Stock, our Series B Preferred Stock and any other series of Parity Shares upon which like voting rights have been conferred and are exercisable (all such series other than the Series C Preferred Stock, the “Voting Preferred Shares”), will have the right to elect two additional board members at an annual meeting of stockholders or a properly called special meeting of the holders of our Series C Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the then current quarterly period on our Series C Preferred Stock and such other Voting Preferred Shares have been paid. Whenever all arrears in dividends on our Series C Preferred Stock and the Voting Preferred Shares then outstanding have been paid and full dividends on our Series C Preferred Stock and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of our Series C Preferred Stock and the Voting Preferred Shares to elect two additional board members will cease, the terms of office of the board members will forthwith terminate and the number of members of the Board of Directors will be reduced accordingly. However, the right of the holders of our Series C Preferred Stock and the Voting Preferred Shares to elect the additional board members will again vest if and whenever six quarterly dividends are in arrears, as described above. In class votes with other Voting Preferred Shares, preferred shares of different series shall vote in proportion to the liquidation preference of the preferred shares.

In addition, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series C Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of our charter or the Articles Supplementary, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of our Series C Preferred Stock, unless in connection with any such amendment, alteration or repeal, our Series C Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of our Series C Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to our Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, we may create additional classes of Parity Shares and Junior Shares, amend our charter to increase the authorized number of shares of Parity Shares (including our Series C Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series C Preferred Stock.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series C Preferred Stock. We will mail (or otherwise provide) the information to the holders of Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act.

Conversion Rights

Definitions

As used in the prospectus supplement, the following terms shall have the following meanings:

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the Series C Preferred Stock when the following has occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither we nor the acquiring or surviving entity has a class of common securities listed on the NYSE, NYSE MKT or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE MKT or NASDAQ.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by holders of our common stock is solely cash, the amount of cash consideration per share of common stock, (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash, the average of the closing price per share of common stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, and (iii) if there is not a readily determinable closing price for the common stock, the fair market value of the Alternative Form Consideration (as defined below under “– Conversion”) received in the Change of Control per share of common stock as determined by our Board of Directors or a committee thereof.

Conversion

Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series C Preferred Stock as described under “– Optional Redemption” or “– Special Optional Redemption,” to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined below) into a number of shares of our common stock per share of Series C Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (as defined below), except if such Change of Control Conversion Date is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Preferred Stock dividend payment date, in which case the amount pursuant to this clause (i)(y) shall equal $0.00 in respect of such dividend, by (ii) the Common Stock Price (such quotient, the “Conversion Rate”), and (B) 1.1723 (the “Share Cap”), subject to certain adjustments and provisions for the receipt of alternative consideration of equivalent value.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 8,206,100 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ over-allotment option to purchase additional Series C Preferred Stock is exercised, not to exceed 9,437,015 shares of common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to our common stock as follows: the adjusted Exchange Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control as a result of which holders of our common stock are entitled to receive consideration other than solely shares of our common stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of our common stock (the “Alternative Form Consideration”), a holder of Series C Preferred Stock will be entitled thereafter to convert (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series C Preferred Stock) such Series C Preferred Stock not into our common stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series C Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series C Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be.

We will not issue fractional shares of common stock upon the conversion of our Series C Preferred Stock. Instead, we will pay the cash value of such fractional shares.

Unless we have exercised our special optional redemption right in whole during the 30-day period following the occurrence of a Change of Control, within 30 days following the occurrence of a Change of Control, we will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice must state:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date, which will be a business day occurring within 20 to 35 days following the date of the notice;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series C Preferred Stock.

In order to exercise the Change of Control Conversion Right, a holder of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the number of shares of Series C Preferred Stock to be converted; and

•	that the shares of Series C Preferred Stock are to be converted pursuant to the applicable provisions of the Series C Preferred Stock.

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series C Preferred Stock.

Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series C Preferred Stock;

•	if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and

•	the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC.

Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Stock into common stock. Notwithstanding any other provision of our Series C Preferred Stock, no holder of our Series C Preferred Stock will be entitled to convert such Series C Preferred Stock for our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter and the Articles Supplementary setting forth the terms of the Series C Preferred Stock. See “Restrictions on Ownership” below.

These Change of Control conversion and redemption features may make it more difficult for or discourage a party from taking over our company. See “Risk Factors.” We are not aware, however, of any specific effort to accumulate our shares with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the Change of Control redemption feature is not part of a plan by us to adopt a series of anti-takeover provisions. Instead, the Change of Control conversion and redemption features are a result of negotiations between us and the underwriters.

Restrictions on Ownership

Holders of Series C Preferred Stock will be subject to the ownership restrictions of our charter and the Articles Supplementary. In addition to this discussion, see “Restrictions on Ownership” in the accompanying prospectus. As discussed in “Restrictions on Ownership” in the accompanying prospectus, our charter generally prohibits any person (other than a qualified institutional investor or a person who has been granted an exception, or an excepted holder) from actually or constructively owning more than 3.3% of our common stock by value or by number of shares, whichever is more restrictive, or 3.3% of our outstanding capital stock by value. The limitation with respect to our capital stock is evaluated by considering all classes or series of our stock collectively, including our common stock and preferred stock. In addition, pursuant to the Articles Supplementary, no person (other than the excepted holder) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (by value or number of shares, whichever is more restrictive) of our Series C Preferred Stock. Unless the applicable ownership limitation is waived by our Board of Directors prior to transfer, any transfer of our Series C Preferred Stock that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Series C Preferred Stock that would otherwise be held in violation of the ownership limit will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer or other event giving rise to such excess ownership. The beneficiary of the trust will be one or more charitable organizations named by us. The ownership limitation provisions also may make our Series C Preferred Stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of (i) more than 9.8% of the number or value of our outstanding Series C Preferred Stock or (ii) more than 3.3% in value of our outstanding shares of all classes.

Listing

We will file an application to list our Series C Preferred Stock on the NYSE under the symbol “DFTPrC.” We expect trading of the shares of Series C Preferred Stock on the NYSE, if listing is approved, to commence within 30 days after the date of initial delivery of the shares.

Book-Entry Procedures

DTC will act as securities depositary for our Series C Preferred Stock. We may issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series C Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for our Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in our Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in our Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of our Series C Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase our Series C Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for our Series C Preferred Stock on DTC’s records. You, as the actual owner of our Series C Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series C Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased our Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of our Series C Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing our Series C Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the shares of Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series C Preferred Stock in accordance with its procedures. Notices regarding the occurrence of a Change of Control will also be sent to Cede & Co.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to our Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts our Series C Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividend payments on our Series C Preferred Stock will be made directly to DTC (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to our Series C Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to our Series C Preferred Stock. In that event, we will print and deliver certificates in fully registered form for our Series C Preferred Stock or otherwise issue shares registered to you. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue our Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures. Initial settlement for our Series C Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

The transfer agent, registrar, dividend disbursing agent and redemption agent for our Series C Preferred Stock is Computershare Investor Services.

ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain additional U.S. federal income tax considerations pertaining to the ownership and disposition of Series C Preferred Stock and should be read in conjunction with the referenced sections in the accompanying prospectus. This discussion of additional considerations is general in nature and is not exhaustive of all possible U.S. federal income tax considerations, nor does the discussion address any state, local or foreign tax considerations. This discussion of additional considerations is based on current law and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective stockholder in light of its particular circumstances or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, former citizens or residents of the United States, and entities that are partnerships for U.S. federal income tax purposes) subject to special treatment under U.S. federal income tax law. We have not requested and will not request a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax issues discussed below or in the accompanying prospectus. Prospective investors should consult, and must depend on, their own tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences of holding and disposing of Series C Preferred Stock.

For a discussion of the taxation of the Company and the tax considerations relevant to stockholders generally, see “Certain United States Federal Income Tax Consequences” in the accompanying prospectus, as supplemented and superseded by the discussion below, beginning with the heading “Taxation of REITs in General.” To the extent any information set forth under the title “Certain United States Federal Income Tax Consequences” in the accompanying prospectus is inconsistent with this supplemental information, this supplemental information will apply and supersede the information in the accompanying prospectus. The supplemental information below is provided on the same basis and subject to the same qualifications as are set forth in the second, third and fourth paragraphs immediately below the title “Certain United States Federal Income Tax Consequences” in the accompanying prospectus, as if those paragraphs were set forth in this prospectus supplement.

Taxation of Holders of Series C Preferred Stock

Taxation of U.S. Holders of Series C Preferred Stock

Distributions; Withholding. For a discussion of the taxation of the Company, the treatment of distributions with respect to stock of the Company, and the withholding rules, see “Certain United States Federal Income Tax Consequences – Taxation of REITs in General,” “– Taxation of Holders of Stock – Taxation of Taxable U.S. Holders of Stock,” and “– Information Reporting and Backup Withholding Tax Applicable to Holders of Stock –U.S. Holders” in the accompanying prospectus. In determining the extent to which a distribution on Series C Preferred Stock constitutes a dividend for U.S. federal income tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Series C Preferred Stock and all other series of preferred stock of the Company, and second to distributions with respect to our common stock.

Sale or Exchange of Series C Preferred Stock. Upon the sale, exchange or other disposition (other than a redemption or conversion) of Series C Preferred Stock, a U.S. holder of Series C Preferred Stock will realize capital gain or loss measured by the difference between the amount realized on the sale, exchange or other disposition of the Series C Preferred Stock and such shareholder’s adjusted tax basis in the Series C Preferred Stock (provided the Series C Preferred Stock is held as a capital asset). For a discussion of capital gain taxation see “Certain United States Federal Income Tax Consequences – Taxation of Holders of Stock – Taxation of Taxable U.S. Holders of Stock – Dispositions of Stock” in the accompanying prospectus.

Redemption of Series C Preferred Stock. The treatment to a U.S. holder of Series C Preferred Stock of any redemption by the Company (as distinguished from a sale, exchange or other disposition other than a redemption or conversion) of Series C Preferred Stock can only be determined on the basis of particular facts as to the holder of Series C Preferred Stock at the time of redemption. In general, a U.S. holder of Series C Preferred Stock will recognize capital gain or loss measured by the difference between the amount received upon the redemption and the holder’s adjusted tax basis in the Series C Preferred Stock redeemed (provided the Series C Preferred Stock is held as a capital asset) if such redemption (i) results in a “complete termination” of a holder’s interest in all classes of stock of the Company under Section 302(b)(3) of the Code, (ii) is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code, or (iii) is a “substantially disproportionate” redemption with respect to the holder under the Code. In applying these tests, there must be taken into account not only any Series C Preferred Stock owned by the U.S. holder, but also such holder’s ownership of other classes of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The U.S. holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If a particular U.S. holder of Series C Preferred Stock owns (actually or constructively) none of our voting stock, or owns an insubstantial amount of our voting stock, based upon current law, it is probable that the redemption of Series C Preferred Stock from such a holder would be considered “not essentially equivalent to a dividend.” However, whether a distribution in redemption of shares is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of Series C Preferred Stock intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Series C Preferred Stock will be treated as a distribution on the Series C Preferred Stock as described under “Certain United States Federal Income Tax Consequences – Taxation of Holders of Stock—Taxation of U.S. Holders of Stock” in the accompanying prospectus. If the redemption is taxed as a distribution, the U.S. holder’s adjusted tax basis in the redeemed Series C Preferred Stock will be transferred to any other stockholdings of the holder of Series C Preferred Stock in the Company. If the U.S. holder of Series C Preferred Stock owns no other stock in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

With respect to a redemption of Series C Preferred Stock that is treated as a distribution with respect to our stock, the IRS has proposed Treasury Regulations that would require the basis reduction associated with a distribution, which is not otherwise taxable as a dividend, to be applied on a “share-by-share” basis, which could result in taxable income with respect to some shares, even though the holder’s aggregate basis in its shares would be sufficient to absorb the entire redemption distribution (in excess of any amount of such distribution treated as a dividend). In addition, as a general matter, these proposed Treasury Regulations would not permit the transfer of basis in the redeemed shares of the Series C Preferred Stock to the remaining shares other classes of our stock held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our Series C Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury Regulations would be effective for transactions that occur after the date the regulations are published as final Treasury Regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury Regulations will ultimately be finalized.

Conversion of Series C Preferred Stock into Common Stock. Except as provided below, a U.S. holder of our Series C Preferred Stock generally will not recognize gain or loss upon the conversion of our Series C Preferred Stock into our common stock. Except as provided below, a U.S. holder’s basis and holding period in the common stock received upon conversion generally will be the same as those of the converted Series C Preferred stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series C Preferred Stock will be treated as a distribution on our stock as described under “Certain United States Federal Income Tax Consequences – Taxation of Holders of Stock – Taxation of U.S. Holders of Stock – Distributions Generally, – Capital Gain Dividends, and – Qualified Dividend Income” in the accompanying prospectus. A U.S. holder’s basis in common stock received upon a conversion that is attributable to accumulated and unpaid dividends should be equal to the amount of such accumulated and unpaid dividends and the holding period of such common stock will begin on the day after the conversion. Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share of common stock deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the Series C Preferred Stock for more than one year. See “Certain United States Federal Income Tax Consequences – Taxation of Holders of Stock – Taxation of U.S. Holders – Dispositions of Stock” in the accompanying prospectus. U.S. holders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common stock received on a conversion of Series C Preferred Stock for cash or other property.

Taxation of Non-U.S. Holders of Series C Preferred Stock

Distributions; Withholding. For a discussion of the taxation of the Company, the treatment of distributions with respect to stock of the Company, and the withholding rules, see “Certain United States Federal Income Tax Consequences – Taxation of REITs in General,” “– Taxation of Holders of Stock – Taxation of Non-U.S. Holders of Stock,” and “– Information Reporting and Backup Withholding Tax Applicable to Holders of Stock – Non-U.S. Holders – Generally and – Non-U.S. Holders – Withholding of Payments to Certain Foreign Entities ” in the accompanying prospectus. In determining the extent to which a distribution on Series C Preferred Stock constitutes a dividend for U.S. federal income tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Series C Preferred Stock and all other series of preferred stock of the Company, and second to distributions with respect to our common stock.

Sale or Exchange of Series C Preferred Stock. For a discussion of the tax treatment of the sale, exchange or other disposition (other than a redemption or conversion) of Series C Preferred Stock by a non-U.S. holder, see “Certain United States Federal Income Tax Consequences – Taxation of Holders of Stock – Taxation of Non-U.S. Holders of Stock – Dispositions of Stock” in the accompanying prospectus.

Redemption of Series C Preferred Stock. See discussion above under “– Taxation of U.S. Holders of Series C Preferred Stock – Redemption of Series C Preferred Stock.” If the redemption does not meet any of the tests described in “–Taxation of U.S. Holders of Series C Preferred Stock – Redemption of Series C Preferred Stock,” then the redemption proceeds received from our Series C Preferred Stock will be treated as a distribution on our shares as described under “–Distributions; Withholding” above. If the redemption is not treated as a distribution taxable as a dividend, it will be treated as a sale or exchange in the manner described under “– Sale or Exchange of Series C Preferred Stock” above.

Conversion of Series C Preferred Stock into Common Stock. Except as provided below, a non-U.S. holder of our Series C Preferred Stock generally will not recognize gain or loss upon the conversion of our Series C Preferred Stock into our common shares, provided our Series C Preferred Stock does not constitute a U.S. real property interest (“USRPI”). Even if our Series C Preferred Stock constitutes a USRPI, provided our common stock also constitutes a USRPI, a non-U.S. holder generally will not recognize gain or loss upon a conversion of our Series C Preferred Stock into our common stock provided certain reporting requirements are satisfied. Assuming that a non-U.S. holder does not generally recognize gain or loss upon the conversion of the Series C Preferred Stock into our common stock and except as provided below, a non-U.S. holder’s basis and holding period in the common shares received upon conversion will be the same as those of the converted Series C Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series C Preferred Stock will be treated as a distribution on our shares as described under “Certain United States Federal Income Tax Consequences – Taxation of Holders of Stock – Taxation of Non-U.S. Holders – Distributions Generally, – Ordinary Income Dividends, – Return of Capital Distributions, – Capital Gain Distributions, and –Retention of Net Capital Gains” in the accompanying prospectus. A non-U.S. holder’s basis in common stock received upon a conversion that is attributable to accumulated and unpaid dividends should be equal to the amount of such accumulated and unpaid dividends and the holding period of such common stock will begin on the day after the conversion. Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in exchange for such fractional share of common stock as described under “Certain United States Federal Income Tax Consequences – Taxation of Holders of Stock – Taxation of Non-U.S. Holders – Dispositions of Stock” in the accompanying prospectus. Non-U.S. holders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common stock received on a conversion of Series C Preferred Stock for cash or other property.

Taxation of REITs in General

Effective for our taxable year that began on January 1, 2015 and all future taxable years, recently enacted legislation reduced the recognition period under Section 1374 of the Code from 10 years to 5 years. Thus, if we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 5-year period following their acquisition from the C corporation.

Requirements for Qualification – General – Effect of Subsidiary Entities – Ownership of Partnership Interests

Recent legislation may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Congress recently revised the rules applicable to federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against and collected from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of a subsidiary partnership.

Requirements for Qualification – General – Effect of Subsidiary Entities – Taxable REIT Subsidiaries

As a REIT, we are subject to certain restrictions and excise taxes with respect to transactions with taxable REIT subsidiaries. Effective for taxable years beginning after December 31, 2015, recently enacted legislation imposes an excise tax of 100% on a REIT with respect to the gross income of a taxable REIT subsidiary that is attributable to services provided to, or on behalf of, the REIT (and not to services provided to tenants), less properly allocable deductions, to the extent that the reported amount of such income is adjusted by the IRS by reason of such reported amount being less than the amount that would have been paid to a party in an arm’s-length transaction.

Income Tests – Income from Hedging Transactions

As a REIT, we are subject to certain tests with respect to the sources of our gross income. Hedging transactions that we enter into must meet certain requirements in order for income from such transactions to not be treated as gross income for purposes of meeting the gross income tests. Effective for taxable years beginning after December 31, 2015, recently enacted legislation expands the treatment of REIT hedges to exclude from gross income the income from hedging transactions that are entered into with respect to previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks when the previously hedged indebtedness (or any portion thereof) is extinguished or property is disposed of.

Asset Tests

We are subject to certain tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, and U.S. government securities. Effective for taxable years beginning after December 31, 2015, “real estate assets” includes debt instruments of “publicly offered REITs,” interests in mortgages on interests in real property, personal property to the extent that rents attributable to the property are treated as rents from real property under the applicable Code section, and a mortgage secured by real property and personal property, provided that the fair market value of the personal property does not exceed 15% of the total fair market value of all real and personal property. A “publicly offered REIT” is a REIT which is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Under current law, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Effective for taxable years beginning after December 31, 2017, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Recently enacted legislation imposes a new asset test on REITs. Specifically, effective for taxable years beginning after December 31, 2015, no more than 25% of the value of a REIT’s total assets may be represented by “nonqualified publicly offered REIT debt instruments.” A “nonqualified publicly offered REIT debt instrument” is any real estate asset which would cease to be a real estate asset if the definition of a real estate asset was applied without regard to the reference to debt instruments issued by publicly offered REITs.

Annual Distribution Requirements

As a REIT, we are subject to a requirement that we make distributions to our stockholders in an amount at least equal to:

•	the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and 90% of the excess of our net income, if any, from foreclosure property over special tax on income from foreclosure property, minus

•	the sum of specified items of our “non-cash income.”

Under the law in effect prior to January 1, 2015, a “preferential dividend” would neither be counted toward this distribution requirement nor be eligible for a dividends paid deduction. Effective for our taxable year that began on January 1, 2015 and for all future taxable years, preferential dividends distributed by us may be taken into account for purposes of determining our dividends paid deduction so long as we continue to qualify as a publicly-offered REIT.

Taxation of Holders of Stock

Taxation of Non-U.S. Holders

A distribution that is attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, with respect to any class of our stock that is traded on an established securities market located in the United States generally will not be subject to the 35% withholding tax that would otherwise have been imposed so long as the non-U.S. holder did not own more than 10% of such class of stock at any time during the one year period ending on the date of the distribution. Instead, any such distribution will be treated as a distribution subject to the ordinary dividend rules described in the accompanying prospectus.

In addition, if we are not a domestically controlled REIT, a non-U.S. holder’s sale of our stock will not be subject to federal income taxation as a sale of a USRPI and gain from the sale of such stock will not be subject to federal income taxation, provided that our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, such as the New York Stock Exchange, and the non-U.S. holder has at all times during the preceding five years owned no more than 10% by value of the then-outstanding stock of the relevant class.

Recently enacted legislation provides that stock of a REIT will not be treated as a USRPI subject to tax under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, if the stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified shareholder” or “qualified foreign pension fund” with respect to REIT stock will not be treated as gain from the sale or exchange of a USRPI subject to tax under FIRPTA to the extent the stock of the REIT held by such qualified shareholder or qualified foreign pension fund is not treated as a USRPI.

Qualified Shareholders. A “qualified shareholder” generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) is a foreign limited partnership created or organized in a jurisdiction that has an agreement with the United States for the exchange of information with respect to taxes and has a class of limited partnership units which is regularly traded on the New York Stock Exchange or the Nasdaq Stock Market, provided that such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, would be a United States real property holding corporation, at any time during the 5-year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the Treasury and either is fiscally transparent within the meaning of Section 894 of the Code (pertaining to eligibility for treaty benefits) or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

Qualified Foreign Pension Funds. A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Notwithstanding the foregoing, if a foreign investor in a qualified shareholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified shareholder, holds more than 10% of the stock of the REIT, then a portion of the REIT stock held by the qualified shareholder (based on the foreign investor’s percentage ownership of the qualified shareholder) will be treated as a USRPI in the hands of the qualified shareholder and, as a result, will give rise to the tax consequences as otherwise described herein.

Effective February 16, 2016, the FIRPTA withholding tax rate increased to 15% from 10% with respect to a purchase of our stock from a non-U.S. holder if our stock is not traded on an established securities market and we are not a domestically controlled REIT. Our stock currently is traded on an established securities market.

Information Reporting and Backup Withholding Tax Applicable to Holders of Stock

Non-U.S. Holders – Withholding on Payments to Certain Foreign Entities

Under revised delayed effective dates provided for in the regulations and subsequent guidance, the required withholding under the Foreign Account Tax Compliance Act will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our common stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

In addition to those described above, several other REIT rules were recently amended under the Protecting Americans from Tax Hikes Act of 2015, or the PATH Act, which was enacted on December 18, 2015. These rules were enacted with varying effective dates, some of which are retroactive. Stockholders should consult with their tax advisors regarding the effect of the PATH Act in their particular circumstances.

UNDERWRITING

We are selling the shares of our Series C Preferred Stock to the underwriters named in the table below, for whom Stifel, Nicolaus & Company, Incorporated, Raymond James & Associates, Inc., Goldman, Sachs & Co. and RBC Capital Markets, LLC are acting as representatives, pursuant to an underwriting agreement dated as of the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of shares of our Series C Preferred Stock set forth opposite that underwriter’s name in the table below:

Underwriter	Number of Shares
Stifel, Nicolaus & Company, Incorporated	1,680,000
Raymond James & Associates, Inc.	1,330,000
Goldman, Sachs & Co.	840,000
RBC Capital Markets, LLC	1,400,000
Robert W. Baird & Co. Incorporated	350,000
Credit Suisse Securities (USA) LLC	350,000
Evercore Group L.L.C.	350,000
KeyBanc Capital Markets Inc.	350,000
TD Securities (USA) LLC	350,000

Total	7,000,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the shares of Series C Preferred Stock if they buy any of them, other than those shares of Series C Preferred Stock covered by the option to purchase additional shares described below. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the shares of Series C Preferred Stock to the public when and if the underwriters buy the shares from us. The offering of the shares of our Series C Preferred Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us in connection with the offering of the shares of Series C Preferred Stock. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,050,000 additional shares.

	No Exercise	Full Exercise
Per share	$0.7875	$0.7875
Total	$5,512,500	$6,339,375

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of our Series C Preferred Stock directly to the public at the public offering price on the cover of this prospectus supplement, and the underwriters may offer our Series C Preferred Stock to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.50 per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $0.45 per share to other dealers. After the initial offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We estimate that our expenses in connection with the sale of the shares of Series C Preferred Stock, other than the underwriting discounts, will be approximately $0.5 million.

The underwriters have an option to buy up to an additional 1,050,000 shares of Series C Preferred stock from us at the public offering price, less the underwriting discounts and commissions. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

We expect that delivery of the Series C Preferred Stock will be made to investors on or about May 17, 2016, which will be the business day following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required, subject to certain exceptions, to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of Series C Preferred Stock on the date of pricing or the next succeeding business days will be required, by virtue of the fact that the shares of Series C Preferred Stock will initially settle in T+ 5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Those purchasers should consult their advisors.

In order to facilitate the offering of the shares of Series C Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. Specifically, the underwriters may cover any covered short position by exercising their option to purchase additional shares. In addition, to cover short positions or to stabilize the price of the shares, the underwriters may bid for, and purchase, the shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series C Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Any of these activities may stabilize or maintain the market price of the shares above independent market levels.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Series C Preferred Stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Series C Preferred Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Series C Preferred Stock. As a result, the price of the Series C Preferred Stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Each such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet web site maintained by each such underwriter. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on each underwriter’s web site is not part of this prospectus supplement or the accompanying prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they may receive customary fees and expenses. Additionally, affiliates of each of the underwriters, except Robert W. Baird & Co. Incorporated and Evercore Group L.L.C., act as lenders and/or agents under our unsecured credit facility, unsecured term loan and/or the ACC3 term loan secured by our ACC3 data center facility. Stifel, Nicolaus & Company, Incorporated may pay another lender under our unsecured credit facility, or an affiliate of such lender, a fee in connection with sales of shares of the Series C Preferred Stock in this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of our company. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Lock Up Agreement

We have agreed that subject to certain exceptions, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, Raymond James & Associates, Inc., Goldman, Sachs & Co. and RBC Capital Markets, LLC, on behalf of the underwriters, we will not directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of or transfer, directly or indirectly, any additional shares of Series C Preferred Stock or equity securities similar to or ranking on par with or senior to the Series C Preferred Stock or any securities convertible into or exercisable or exchangeable for Series C Preferred Stock or such similar, parity or senior equity securities, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Series C Preferred Stock or such similar, parity or senior equity securities, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of Series C Preferred Stock or equity securities similar to or ranking on par with or senior to the Series C Preferred Stock or any securities convertible into or exercisable or exchangeable for Series C Preferred Stock or such similar, parity or senior equity securities, or (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the 30th day after the date of this prospectus supplement.

Stifel, Nicolaus & Company, Incorporated, Raymond James & Associates, Inc., Goldman, Sachs & Co. and RBC Capital Markets, LLC, in their sole discretion, may release the Series C Preferred Stock and other securities subject to the lock-up provisions described above in whole or in part at any time with or without notice. When determining whether or not to release Series C Preferred Stock and other securities from such provisions, Stifel, Nicolaus & Company, Incorporated, Raymond James & Associates, Inc., Goldman, Sachs & Co. and RBC Capital Markets, LLC will consider, among other factors, the number of shares of Series C Preferred Stock and other securities for which the release is being requested, the reason for release and market conditions at the time.

New York Stock Exchange Listing

We will file an application to list our Series C Preferred Stock on the NYSE under the symbol “DFTPrC.” We expect trading of the shares of Series C Preferred Stock on the NYSE, if listing is approved, to commence within 30 days after the date of initial delivery of the shares.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require the issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for Devon or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC

(and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each Underwriter has represented and agreed that:

a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out above. The information contained in this prospectus supplement and the accompanying prospectus does not constitute a public offer of shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial adviser. This prospectus supplement and the accompanying prospectus are provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Canada

The shares of our Series C Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Series C Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus supplement or the prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us by Hogan Lovells US LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements and schedules of DuPont Fabros Technology, Inc. and DuPont Fabros Technology, L.P. at December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, and the effectiveness of DuPont Fabros Technology, Inc.’s and DuPont Fabros Technology, L.P.’s internal control over financial reporting as of December 31, 2015, incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus supplement is a part, under the Securities Act, with respect to the securities that may be offered by this prospectus supplement. This prospectus supplement is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities that may be offered by this prospectus supplement, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus supplement is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The reference to the SEC’s Internet site is intended to be an inactive textual reference only. We maintain a website at http://www.dft.com. You should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

Our common stock is listed on the NYSE, and all material filed by us with the NYSE can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2016 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2015; and

•	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 5, 2016, January 11, 2016, January 12, 2016, March 17, 2016, March 22, 2016, April 11, 2016, April 14, 2016 and April 27, 2016.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

You may obtain copies of any of these filings by contacting DuPont Fabros Technology, Inc. as described below, or by contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

(202) 728-0044

Attn: Investor Relations

Website: http://www.dft.com

The information contained on our website is not a part of this prospectus supplement.

PROSPECTUS

DuPont Fabros Technology, Inc.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

DuPont Fabros Technology, L.P.

Debt Securities

(and Guarantees thereof)

We may offer, from time to time, one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities of DuPont Fabros Technology, Inc., or DFT:

•	Shares of our common stock, par value $0.001 per share;

•	Shares of our preferred stock, par value $0.001 per share;

•	Depositary shares representing our preferred stock;

•	Warrants to purchase our common stock, preferred stock or depositary shares representing preferred stock;

•	Rights to purchase our common stock.

We may also offer, from time to time, debt securities in one or more series of DuPont Fabros Technology, L.P., or the Operating Partnership. DFT and certain of the Operating Partnership’s subsidiaries, including Grizzly Equity LLC, Grizzly Ventures LLC, Lemur Properties LLC, Porpoise Ventures LLC, Rhino Equity LLC, Tarantula Interests LLC, Tarantula Ventures LLC, Whale Holdings LLC, Whale Interests LLC, Whale Ventures LLC, Yak Management LLC, Yak Interests LLC, Xeres Management LLC, Xeres Interests LLC, Xeres Ventures LLC and Fox Properties LLC, may fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on, such debt securities.

We refer to our common stock, preferred stock, depositary shares, warrants, rights, guarantees and debt securities collectively as the “securities.” This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be set forth in the applicable prospectus supplement. The prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.

We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 77. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

DFT’s common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “DFT.” On May 29, 2015, the last reported sale price of DFT’s common stock on the NYSE was $32.24. DFT’s 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock and 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock also trade on the NYSE under the symbols “DFTPrA” and “DFTPrB”, respectively. Our corporate offices are located at 1212 New York Avenue, Suite 900, Washington, DC 20005 and our telephone number is (202) 728-0044.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus for certain risk factors to consider before making a decision to invest in the securities offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 2, 2015.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in the prospectus and any applicable prospectus supplement, which we have referred you to in “Incorporation of Certain Information by Reference” below, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings and any applicable prospectus supplement that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to the “REIT” or “DFT” mean DuPont Fabros Technology, Inc. and its controlled subsidiaries; references to the “Operating Partnership” or “OP” mean DuPont Fabros Technology, L.P. and its controlled subsidiaries; and references to the “Subsidiary Guarantors” mean Grizzly Equity LLC, Grizzly Ventures LLC, Lemur Properties LLC, Porpoise Ventures LLC, Rhino Equity LLC, Tarantula Interests LLC, Tarantula Ventures LLC, Whale Holdings LLC, Whale Interests LLC, Whale Ventures LLC, Yak Management LLC, Yak Interests LLC, Xeres Management LLC, Xeres Interests LLC, Xeres Ventures LLC and Fox Properties LLC, collectively. The terms “the Company,” “we,” “our,” “us” and “our company” refer to DFT and the Operating Partnership, collectively.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. We caution investors that any forward-looking statements presented in this prospectus are based on management’s beliefs and assumptions based on information currently available to management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions, which do not relate solely to historical matters, may identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated or projected. We caution you that while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, investors should use caution in relying on forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	adverse general or local economic or real estate developments in our markets or the technology industry, including a continued and prolonged economic downturn;

•	failure to successfully lease vacant space in or operate properties;

•	defaults on or non-renewal of leases by customers, including by our four largest customers that accounted for 61% of our annualized base rent as of April 1, 2015;

•	failure to collect customer obligations and note receivables;

•	failure to obtain necessary financing, extend the maturity of or refinance our existing debt, or comply with the financial and other covenants of the agreements that govern our existing debt;

•	decreased rental rates, increased vacancy rates or customer bankruptcies;

•	increased interest rates;

•	the failure of the Company to qualify and maintain qualification as a real estate investment trust, or REIT;

•	adverse changes in tax laws;

•	environmental uncertainties and liabilities;

•	risks related to natural disasters;

•	financial market fluctuations, including disruptions in the financial and credit markets and the availability of capital and other financing; and

•	changes in real estate and zoning laws.

The risks included above are not exhaustive, and additional factors could adversely affect our business and financial performance including factors and risks included or incorporated by referenced in this prospectus. For a further discussion of these and other factors that could cause future results to differ materially from any forward-looking statements, see the risk factors described under the “Risk

Factors” section of this prospectus and the risk factors incorporated by reference from our joint Annual Report on Form 10-K for the year ended December 31, 2014, and in other documents that we file from time to time with SEC. We operate in a very competitive and rapidly changing environment and new risk factors may emerge from time to time. It is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

OUR COMPANY

We are a leading owner, developer, operator and manager of enterprise-class, carrier neutral, multi-tenant wholesale data centers. Our facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. Our customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud providers, healthcare and financial services. As of June 1, 2015, our 11 data centers are located in Tier I multi-tenant data center markets, as defined by 451 Research, LLC. Our data center portfolio totaled 2.84 million gross square feet and 249 megawatts of available critical load, which we define as the power available for exclusive use by customers, expressed in terms of megawatts, or MW, to power their servers and computing equipment. For the three months ended March 31, 2015, and the year ended December 31, 2014, we generated revenue of $107.3 million and $417.6 million, respectively, and funds from operations, or FFO, of $51.2 million and $220.7 million, respectively.

Our data centers are strategically located in four major population centers—Northern Virginia, suburban Chicago, Illinois; Piscataway, New Jersey and Santa Clara, California—each of which has significant electrical power availability and hubs of extensive fiber network connectivity. We hold a fee simple interest in 11 operating data centers—referred to as ACC2, ACC3, ACC4, ACC5, ACC6, ACC 7 Phase I, VA3, VA4, CH1, NJ1 Phase I and SC1. We also hold a fee simple interest in three data center properties under development—referred to as CH2 Phase I, ACC7 Phase II and ACC7 Phase III; data center projects available for future development—ACC7 Phase IV, CH2 Phases II-III and NJ1 Phase II; and land to be used to develop additional data centers—referred to as ACC8 and SC2. With this portfolio of operating and development properties, we believe that we are well positioned as a fully integrated wholesale data center provider, capable of developing, leasing, operating and managing our growing portfolio.

We derive substantially all of our revenue from rents received from customers under existing leases at each of our operating properties. We believe that our data centers are engineered to the highest specifications commercially available and provide sufficient power to meet the needs of the world’s largest technology companies. Critical load is that portion of each facility’s total power capacity that is made available for the exclusive use by our customers to operate their computer servers. Because we believe that critical load is the primary factor used by customers in evaluating their data center requirements, our rents are based primarily on the amount of power made available to our customers, rather than the amount of space that they occupy.

Through our taxable REIT subsidiary, we also provide certain technical services to customers as a contractor on a purchase order basis, including layout design and installation of electrical power circuits, data cabling, server cabinets and racks, computer room airflow analyses and monitoring and other services requested by customers.

We were formed on March 2, 2007, and we are headquartered in Washington, D.C. DFT is a fully integrated, self-administered and self-managed company that owns, acquires, develops and operates wholesale data centers. DFT is the sole general partner of, and, as of March 31, 2015, owned 80.9% of the common economic interest in, the Operating Partnership. We are organized so as to qualify, and have elected to be taxed, as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”).

Our principal executive offices are located at 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, and our main telephone number is (202) 728-0044. We maintain our general corporate website at http://www.dft.com. Information on or connected to our website is neither part of nor incorporated into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, together with all the other information contained in or incorporated by reference into this prospectus before deciding to invest in our securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness, the construction of development properties, capital expenditures and working capital.

EARNINGS RATIOS

The following table sets forth the ratio of earnings to fixed charges and to combined fixed charges and preferred dividends for DFT, and the ratio of earnings to fixed charges for the Operating Partnership, as applicable, for the three months ended March 31, 2015, and the years ended December 31, 2014, 2013, 2012, 2011 and 2010. For the purpose of computing the ratio of earnings to combined fixed charges and preferred dividends, and the amount of coverage deficiency, earnings have been calculated by adding fixed charges, excluding amounts capitalized, to net income. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, whether expensed or capitalized, and estimated interest within rental expense. This information below is given on an unaudited historical basis.

	Three Months Ended March 31,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
DuPont Fabros Technology, Inc.
Ratio of Earnings to Fixed Charges	2.93	3.43	1.92	2.00	1.88	1.25
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.87	2.17	1.28	1.35	1.38	1.19

DuPont Fabros Technology, L.P.
Ratio of Earnings to Fixed Charges	2.93	3.43	1.92	2.00	1.88	1.25
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.87	2.17	1.28	1.35	1.38	1.19

DESCRIPTION OF COMMON STOCK

General

Our charter provides that we may issue up to 250,000,000 shares of our common stock, $0.001 par value per share. Our charter authorizes our board of directors to increase or decrease the number of authorized shares without stockholder approval. As of May 29, 2015, 65,388,394 shares of our common stock were issued and outstanding.

Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Dividends, Liquidation and Other Rights

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock (including our Series A Preferred Stock and our Series B Preferred Stock, each as defined below) and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of the New York Stock Exchange, on which our common stock is traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. See “—Certain Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws” below.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

Certain Provisions of Maryland Law and Our Charter and Bylaws

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws. See “Where to Find Additional Information” for information on how to obtain documents from us, including our charter and bylaws.

Our Board of Directors

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Our board currently has eight directors. Except as may be provided in our charter or bylaws, in accordance with the provisions of Section 3-804(c) of the MGCL, a vacancy on our board of directors, including a vacancy created by an increase in the number of directors, will be filled by the remaining directors until a successor is elected and qualifies.

Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. In a contested election, directors will be elected by a plurality of the votes cast. An election is considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by it.

After the five-year prohibition described above, any business combination between the company and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and an interested stockholder, unless our board later resolves to opt back into these provisions. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver the statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by a corporation’s charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We cannot provide you any assurance that our board of directors will not amend or eliminate this provision at any time in the future, and our board of directors may do so on a retroactive basis.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, we have elected to provide that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already require a two-thirds vote for the removal of any director from the board, vest in the board the exclusive power to fix the number of directorships, subject to the limitations set forth in our bylaws, and fill vacancies and require, unless called by the chairman of our board of directors, our president or chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board; however, our board may elect to do so in the future without stockholder approval.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding removal of directors and stock ownership restrictions may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, our board may, upon vote of a majority of our board of directors acting without stockholder approval, increase or decrease the aggregate number of shares of stock of the corporation or the number of shares of stock of any class that the corporation has authority to issue. In addition, we generally may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without any vote of the corporation’s stockholders.

Bylaw Amendments

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting, is a stockholder at the time of the annual meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting, is a stockholder at the time of the special meeting and has complied with the advance notice provisions set forth in our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the date of our preceding year’s annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Title 3, Subtitle 8 of the MGCL, to the extent we have not already done so, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

Subject to certain exceptions, our charter provides that no person (other than a qualified institutional investor or an excepted holder) may actually or constructively own more than 3.3% of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, or 3.3% of our outstanding shares of capital stock by value. In addition, our charter permits certain qualified institutional investors to actually or constructively own up to 9.8% of our common stock by value or by number or value, whichever is more restrictive, or 9.8% of our outstanding capital stock.

We refer to these restrictions as the “ownership limit” and the “qualified institutional ownership limit,” respectively. For a fuller description of these restrictions and the constructive ownership rules, see “Restrictions on Ownership.”

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws authorize us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements With Certain Executive Officers and Directors

We have entered into indemnification agreements with our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. These indemnification agreements provide that:

•	if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (1) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (2) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the corporation, except for a proceeding brought to enforce indemnification under Section 2–418 of the MGCL or as otherwise provided by the bylaws, the charter, a resolution of our board of directors or an agreement approved by our board of directors.

Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under Section 2–418(d)(1) of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in Section 2–418(b) of the MGCL or has been adjudged liable for receipt of an “improper personal benefit” under Section 2–418(c) of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under Section 2–418(c) of the MGCL.

We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF PREFERRED STOCK

General

Our charter provides that we may issue up to 50,000,000 shares of preferred stock, $0.001 par value per share. Our charter authorizes our board of directors to increase or decrease the number of authorized shares without stockholder approval.

Outstanding Preferred Stock

As of May 29, 2015, 7,400,000 shares of our 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and 6,650,000 shares of our 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) were issued and outstanding.

Our Series A Preferred Stock ranks senior to our common stock and any other junior shares that we may issue in the future, on parity with our Series B Preferred Stock and any other parity shares that we may issue in the future, and junior to all of our existing and future indebtedness, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up. We pay cumulative dividends on the Series A Preferred Stock at the rate of 7.875% per annum of its liquidation preference, which is equivalent to $1.96875 per annum per share. Dividends on our Series A Preferred Stock are payable quarterly on or about the 15th day of each January, April, July and October. If we liquidate, dissolve or windup, holders of our Series A Preferred Stock will have the right to receive $25 per share, plus an amount per share equal to accrued and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any payments are made to holders of our common stock or other junior securities. Except in instances relating to preservation of our qualification as a REIT or pursuant to our special optional redemption right discussed below, our Series A Preferred Stock is not redeemable prior to October 15, 2015. On and after October 15, 2015, we may, at our option, redeem our Series A Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. Upon the occurrence of a certain changes of control, we will have the option to redeem our Series A Preferred Stock, in whole, at any time, or in part, from time to time, within the time limits described in the articles supplementary setting forth the terms of the Series A Preferred Stock, for cash at $25 per share, plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date. Our Series A Preferred Stock is not convertible into or exchangeable for any property or any other securities. Except in certain limited circumstances, holders of our Series A Preferred Shares have no voting rights.

Our Series B Preferred Stock ranks senior to our common stock and any other junior shares that we may issue in the future, on parity with our Series A Preferred Stock and any other parity shares that we may issue in the future, and junior to all of our existing and future indebtedness, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up. We pay cumulative dividends on the Series B Preferred Stock at the rate of 7.625% per annum of its liquidation preference, which is equivalent to $1.90625 per annum per share. Dividends on our Series B Preferred Stock are payable quarterly on or about the 15th day of each January, April, July and October. If we liquidate, dissolve or windup, holders of our Series B Preferred Stock will have the right to receive $25 per share, plus an amount per share equal to accrued and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any payments are made to holders of our common stock or other junior securities. Except in instances relating to preservation of our qualification as a REIT or in connection with our special optional redemption right discussed below, our Series B Preferred Stock is not redeemable prior to March 15, 2016. On and after March 15, 2016, we may, at our option, redeem our Series B Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. Upon the occurrence of a certain changes of control, we will have the option to redeem our Series B Preferred Stock, in whole, at any time, or in part, from time to time, within the time limits described in the articles supplementary setting forth the terms of the Series B Preferred Stock, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date. In addition, upon certain changes of control of the company, holders of our Series B Preferred Stock will have the right (unless we have elected to exercise our special optional redemption right to redeem your Series B Preferred Stock) to convert some or all their Series B Preferred Stock into shares of our common stock at the conversion rate described in the articles supplementary setting forth the terms of the Series B Preferred Stock. Except in certain limited circumstances, holders of our Series A Preferred Shares have no voting rights.

Future Series of Preferred Stock

The following description sets forth certain general terms of the preferred shares to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our charter, the applicable articles supplementary that describes the terms of the related class or series of preferred shares, and our bylaws, each of which we will make available upon request.

Subject to the limitations prescribed by Maryland law and our charter and bylaws, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee thereof.

The prospectus supplement relating to the series of preferred stock offered thereby will describe the specific terms of such securities, including:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for such preferred stock;

•	the provisions for a sinking fund, if any, for such preferred stock;

•	the provisions for repurchase or redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which shares of such preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof) and conversion period;

•	a discussion of material federal income tax consequences applicable to such preferred stock;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	in addition to those limitations described herein, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT;

•	the voting rights of the preferred stock, if any; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Restrictions on Ownership

Holders of Series A Preferred Stock and Series B Preferred Stock are subject to the ownership restrictions of our charter and the respective articles supplementary setting forth the terms of the Series A Preferred Stock and Series B Preferred Stock. For more information, see “Restrictions on Ownership” below. As discussed in “Restrictions on Ownership” below, our charter generally prohibits any person (other than a qualified institutional investor or a person who has been granted an exception, or an excepted holder) from actually or constructively owning more than 3.3% of our common stock by value or by number of shares, whichever is more restrictive, or 3.3% of our outstanding capital stock by value. The limitation with respect to our capital stock is evaluated by considering all classes or series of our stock collectively, including our common stock and preferred stock. In addition, pursuant to the articles supplementary setting forth the terms of the Series B Preferred Stock, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (by value or number of shares, whichever is more restrictive) of our Series B Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of preferred stock is Computershare Investor Services.

Certain Provisions of Maryland Law and Our Charter and Bylaws

See “—Certain Provisions of Maryland Law and Our Charter and Bylaws” above.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the shares of preferred stock by us to a preferred share depositary, we will cause such preferred shares depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary.

In the event of a distribution other than in cash, the preferred shares depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make such distribution, in which case the preferred shares depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any shares of preferred stock converted into other securities.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of preferred stock on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred shares depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed, provided we shall have paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our charter.

From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred shares depositary.

Voting of the Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the applicable shares of preferred stock are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such shares of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder’s depositary shares. The preferred shares depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred shares depositary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred shares depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred shares depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each shares of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

The depositary shares, as such, are not convertible into common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred shares depositary with written instructions to the preferred shares depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares, and we agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of shares of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred shares depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred shares depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related share of preferred stock shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Shares Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and that meets certain combined capital and surplus requirements.

Miscellaneous

The preferred shares depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred shares depositary with respect to the related preferred shares.

Neither the preferred shares depositary nor us will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the preferred shares depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred shares depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred shares depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred shares depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

Holders of depositary receipts will be subject to the ownership restrictions of our charter. See “Restrictions On Ownership.”

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of any of the types of securities offered by this prospectus. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein or the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material federal income tax consequences; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders for the purchase of shares of common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares common stock purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	a discussion of material federal income tax consequences; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

DESCRIPTION OF GUARANTEES

DFT and certain of the Operating Partnership’s subsidiaries, including the Subsidiary Guarantors, may fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on, one or more series of debt securities of the Operating Partnership not rated investment grade by at least one nationally recognized statistical rating organization at the time of issuance, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the indenture or supplement thereto. If the debt securities of the Operating Partnership are rated investment grade by at least one nationally recognized statistical rating organization at the time of issuance, DFT and the Subsidiary Guarantors may or may not guarantee (either fully and unconditionally or in a limited manner) the due and punctual payment of the principal of, and any premium and interest on, such debt securities, whether at maturity, by acceleration, redemption or repayment or otherwise. The particular terms of any guarantee will be set forth in a prospectus supplement relating to the guaranteed debt securities and the applicable form of note.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued in one or more series under an indenture to be entered into between the Operating Partnership and a trustee to be determined with specific terms and conditions set forth in a supplemental indenture or officers’ certificate of the Operating Partnership. References herein to the “Indenture” refer to such indenture, as amended or supplemented, and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description of selected provisions of the Indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the form of the Indenture and the form of the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents that have been or will be incorporated by reference in this prospectus. To obtain a copy of the form of the Indenture or the form of the applicable debt securities, see “Where to Find Additional Information” in this prospectus. The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture and the applicable debt securities, which provisions, including defined terms, are or will be incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement are inconsistent with any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute the unsubordinated obligations of the Operating Partnership and will rank on a parity in right of payment with all of its other existing and future unsubordinated indebtedness. The Operating Partnership may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by the Operating Partnership. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title of the series of debt securities;

•	the aggregate principal amount of debt securities of the series and any limit thereon;

•	whether such debt securities are to be issuable in global form or in Registered Securities;

•	the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which the Operating Partnership will pay the principal of and premium, if any, on debt securities of the series, or the method used to determine such date or dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;

•	the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;

•	the terms and conditions, if any, upon which the Operating Partnership is required to, or may, at its option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which the Operating Partnership will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

•	if other than the entire principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•	the authorized denominations in which debt securities of the series will be issued, if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•	the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer or exchange, (3) the debt securities of the series may be surrendered for conversion or exchange and (4) notices or demands to or upon the Operating Partnership in respect of the debt securities of the series or the Indenture may be served, if different than the corporate trust office of the Trustee;

•	the terms and conditions, if any, upon which the debt securities will be convertible into and/or exchangeable into equity of the Operating Partnership or any other Person or into any other securities;

•	if other than U.S. dollars, the currency or currencies in which purchases of, and payments on, the debt securities of the series must be made, the manner of determining the equivalent thereof in U.S. dollars for any purpose, and the ability, if any, of the Operating Partnership or the holders of debt securities of the series to elect for payments to be made in any other currency or currencies and the terms and conditions upon which such election may be made;

•	whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•	any addition to, modification of, or deletion of, any covenant or Event of Default with respect to debt securities of the series or any guarantee;

•	whether the securities will be secured;

•	the covenants subject to covenant defeasance;

•	the terms and conditions, if any, upon which debt securities are to be issuable upon the exercise of warrants;

•	the identity of the depositary for the global debt securities;

•	the circumstances under which the Operating Partnership or any guarantor will pay Additional Amounts on such debt securities in respect of any tax, assessment, or other governmental charge and whether the Operating Partnership will have the option to redeem such debt securities rather than pay the Additional Amounts;

•	if there is more than one trustee, the identity of the trustee that has any obligations, duties and remedies with respect to the debt securities and, if not the trustee, the identity of each security registrar, paying agent or authenticating agent with respect to the debt securities;

•	the terms of any guarantee of the debt securities and the identity of any guarantor or guarantors of the debt securities;

•	if the principal amount payable at the stated maturity of the debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any date;

•	whether the debt securities will not be issued in a transaction registered under the Securities Act and any restriction or condition on the transferability of the debt securities of such series;

•	the exchanges, if any, on which the debt securities of the series may be listed;

•	the price or prices at which the debt securities of the series will be sold;

•	if debt securities issuable in global form are to be issuable in definitive form, then the forms and terms related to such issuance;

•	the Person to whom any interest on any Registered Security shall be payable, if other than the Person in whose name such security is registered at the close of business on the Regular Record Date for such payment and the manner in which any interest payable on a temporary global security will be paid if other than in the manner provided in the Indenture;

•	any additional covenants subject to waiver by the act of the holders of debt securities pursuant to the Indenture; and

•	any other terms of debt securities of the series and any deletions from or modifications or additions to the Indenture in respect of such securities.

As used in this prospectus, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include Additional Amounts, if any, payable on the debt securities of such series in that context.

The Operating Partnership may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Important federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may be inconsistent with the terms of the debt securities of any other series, and the terms of particular debt securities within any series may be inconsistent with each other. Unless otherwise specified in the applicable prospectus supplement, the Operating Partnership may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in the applicable prospectus supplement, the Indenture will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or to substantially reduce or eliminate the Operating Partnership’s consolidated assets, which may have a material adverse effect on the ability of the Operating Partnership to service the Operating Partnership’s indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving the Operating Partnership’s management, or any affiliate of any of those parties,

(2)	a change of control, or

(3)	a reorganization, restructuring, merger, or similar transaction involving the Operating Partnership or its affiliates.

Guarantees

DFT and certain of the Operating Partnership’s subsidiaries, including the Subsidiary Guarantors, may fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest, if any, on, one or more series of debt securities of the Operating Partnership not rated investment grade by at least one nationally recognized statistical rating organization at the time of issuance, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the indenture or supplement thereto.

Registration, Transfer, Payment and Paying Agent

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be payable and in the case of definitive debt securities may be surrendered for registration of transfer or exchange at an office of the Operating Partnership or an agent of the Operating Partnership in The City of New York. However, the Operating Partnership, at its option, may make payments of interest on any interest payment date on any debt security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to the debt securities of any series will forthwith cease to be payable to the holders of those debt securities on the applicable regular record date and may either be paid by us at our election to the persons in whose names those debt securities are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the Trustee, notice whereof shall be given to the holders of those debt securities not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the Indenture.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the designated place or places. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the designated place or places if duly endorsed or accompanied by a written instrument of transfer. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with certain of those transactions. If the applicable prospectus supplement refers to any paying agent (in addition to the Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of such paying agent or approve a change in the location through which any such paying agent acts, except that we will be required to maintain a paying agent in each place of payment for such series. We may at any time designate additional paying agents with respect to any series of debt securities offered by means of this prospectus.

Unless otherwise specified in the applicable prospectus supplement, neither the Operating Partnership nor the Trustee will be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange a debt security which has been surrendered for repurchase at the option of the holder, except the portion, if any, of the debt security not to be repurchased.

Outstanding Debt Securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent, or waiver under the Indenture:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding for these purposes shall be that portion of the principal amount of the original issue discount security that would be due and payable upon acceleration of the original issue discount security as of the date of the determination,

•	the principal amount of any Indexed Security that shall be deemed to be outstanding for these purposes shall be the principal amount of the Indexed Security determined on the date of its original issuance, unless otherwise provided in the Indenture,

•	the principal amount of a debt security denominated in a foreign currency shall be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of the debt security, and

•	a debt security owned by the Operating Partnership or any obligor on the debt security or any affiliate of the Operating Partnership or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

The debt securities of any series may be redeemable at the Operating Partnership’s option or may be subject to mandatory redemption by the Operating Partnership as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by the Operating Partnership at the option of the holders. The applicable prospectus supplement will describe the terms and conditions regarding any optional or mandatory redemption or option to repurchase the debt securities of the related series.

Certain Covenants

Any material covenants applicable to the debt securities of the applicable series will be specified in the applicable prospectus supplement.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

(1)	default for thirty (30) days in the payment of any installment of interest or Additional Amounts payable with respect to such interest under the debt securities of that series;

(2)	default in the payment of the principal of or premium, if any, on or, any Additional Amounts payable in respect of any principal of or premium, if any, on the debt securities of that series, when the same becomes due and payable or default is made in the deposit of any sinking fund payment with respect to the debt securities of that series when due;

(3)	the Operating Partnership fails to comply with any of the Operating Partnership’s other agreements contained in the debt securities or the Indenture (other than an agreement a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which has expressly been included in the Indenture solely for the benefit of a series of debt securities other than that series) upon receipt by the Operating Partnership of notice of such default by the Trustee or receipt by the Operating Partnership and the Trustee of notice of such default by holders of not less than twenty five percent (25%) in aggregate principal amount of the debt securities of that series then outstanding and the Operating Partnership fails to cure (or obtain a waiver of) such default within sixty (60) days after the Operating Partnership receives such notice;

(4)	failure to pay any recourse indebtedness for monies borrowed by the Operating Partnership, any guarantor or any Significant Subsidiary in an outstanding principal amount in excess of $50 million at final maturity or upon acceleration after the expiration of any applicable notice and grace period, which recourse indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) days after written notice of such failure to the Operating Partnership from the Trustee (or to the Operating Partnership and the Trustee from holders of at least twenty five percent (25%) in principal amount of the outstanding debt securities of that series);

(5)	specified events of bankruptcy, insolvency, or reorganization with respect to the Operating Partnership, any guarantor or any Significant Subsidiary.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The Trustee is required to give notice to holders of the debt securities of the applicable series within 90 days after the Trustee has actual knowledge (as such knowledge is described in the Indenture) of a default relating to such debt securities; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on or any Additional Amounts with respect to any Security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the Trustee in good faith consider such withholding of notice to be in the interest of those.

If an Event of Default specified in clause (5) above occurs, then the principal of, and premium, if any, on all the outstanding debt securities of the applicable series and unpaid interest, if any, accrued thereon shall ipso facto automatically become immediately due and payable. If any other Event of Default with respect to the outstanding debt securities of the applicable series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, and premium, if any, on, or such lesser amount as may be specified in the terms of that series of debt securities, and unpaid interest, if any, accrued thereon to be due and payable immediately. However, upon specified conditions, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may rescind and annul any such declaration of acceleration and its consequences.

The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received written notice of an Event of Default with respect to such series from a holder of a debt security of such series, a written request to institute proceedings in respect of such Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60 day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. Notwithstanding any other provision of the Indenture, each holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, and any Additional Amounts on that debt security on the respective due dates for those payments, and in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange as the case may be, such debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any such right to convert or exchange, and this right shall not be impaired without the consent of such holder.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the Trustee indemnity or security satisfactory to it. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, provided that the direction would not conflict with any rule or law or with the Indenture or with any series of debt securities, such direction would not be unduly prejudicial to the rights of any other holder of debt securities of that series (or the debt securities of any other series) not joining in such action or could not involve the Trustee in personal liability, the holders have provided the Trustee with security or indemnity reasonably satisfactory to the Trustee, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Within 120 calendar days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee an officers’ certificate stating whether or not each certifying officer has knowledge of any default and, if so, specifying each such default and the nature and status thereof.

Modification, Waivers and Meetings

The Indenture permits the Operating Partnership and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the Indenture. However, no modification or amendment shall, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any Additional Amounts, if any, with respect to, any debt securities, or

•	reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities, or any Additional Amounts payable with respect to any debt securities or related guarantee or change the Operating Partnership’s or any guarantor’s obligation to pay Additional Amounts, or

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security, or

•	adversely affect any right of repayment or repurchase at the option of any holder, or

•	change any place where, or the currency in which, the principal of, any premium or interest on, or any Additional Amounts with respect to any debt security or guarantee is payable, or

•	impair the right to institute suit to enforce the payment of any debt securities or guarantee on or after their stated maturity (or, in the case of redemption on or after the Redemption Date, or on or after the date for repayment or repurchase), or

•	in the case of any debt security which is convertible into or exchangeable for other securities or property, impair the right to institute suit to enforce the right to convert or exchange such Security in accordance with its terms, or

•	reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such Indenture or specified defaults under the Indenture and their consequences, or

•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities; or

•	modify the sections of the Indenture setting forth the provisions of the Indenture that may not be amended without the consent of holders, or providing for the waiver of past defaults and the waiver of certain covenants, except to increase any such percentage or provide that certain other provisions of the Indenture cannot be modified or waived without the consent of holder of each outstanding debt security of such series; or

•	release a guarantor from any of the obligations under a guarantee except as permitted under the Indenture; or

•	make any change that adversely affects the right, if any, to convert or exchange any debt security for common equity or other securities or property.

The Indenture also contains provisions permitting the Operating Partnership and any guarantor, as applicable, and the Trustee, without the consent of the holders of any debt securities, to modify or amend the Indenture, among other things:

•	to evidence a successor to the Operating Partnership or any guarantor, if applicable, as under the Indenture, or successive successions, and the assumption by any such successor of the covenants of the Operating Partnership or any guarantor;

•	to add to the covenants of the Operating Partnership or any guarantor for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership or any guarantor in the Indenture;

•	to add to the Events of Default in a manner that benefits the holders of all or any series of debt securities issued under the Indenture;

•	to establish the form or terms of debt securities of any series, and the form of the guarantee of debt securities of any series (provided that any such deletions, additions and changes shall not be applicable to any other series of debt securities then outstanding);

•	to make any change necessary to comply with any requirement of the SEC in connection with the Indenture under the Trust Indenture Act;

•	to provide for any guarantee of the holders of debt securities of a series, to secure the debt securities or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the debt securities which such release, termination or discharge is permitted by the Indenture;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture;

•	to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the Indenture of any holder in any material respect;

•	to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities; provided, that the action shall not adversely affect the interests of the holders of debt securities;

•	to provide for the issuance of additional debt securities, subject to the limitations established in the Indenture;

•	to comply with the rules of any applicable Depository or the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded;

•	to add to or change any provisions of the Indenture to such extent as is necessary to permit or facilitate the issuance of debt securities in uncertificated form;

•	to amend or supplement any provision contained in the Indenture, in any supplemental indenture or in any debt securities, provided that the amendment or supplement (i) does not (a) apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision, or (b) modify the rights of holders of any such debt securities with respect to such provision, or (ii) becomes effective only when no security described in clause (i)(a) is outstanding; or

•	to conform the terms of the Indenture or the debt securities of a series, as applicable, to the description thereof contained in any prospectus, prospectus supplement or other offering document relating to the offer and sale of such debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive the Operating Partnership’s compliance with some of the restrictive provisions of the Indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default which is continuing (i) in the payment of the principal of, or premium, if any, or interest, if any, on, and any Additional Amounts with respect to, the debt securities of that series, (ii) with respect to the conversion or exchange of a series of debt securities convertible or exchangeable into common equity of the Operating Partnership, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The Indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the Trustee, and also, upon the Operating Partnership’s or any guarantor’s request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of any series. Notice of a meeting must be given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding debt securities of the applicable series, subject to exceptions; provided, however, that if any action is to be taken at that meeting with respect to a consent or waiver which may be given by the holders of a supermajority in aggregate principal amount of the outstanding debt securities of a series, the persons holding or representing that specified supermajority percentage in aggregate principal amount of the outstanding debt securities of that series will constitute a quorum.

Discharge, Defeasance and Covenant Defeasance

Satisfaction and Discharge

Upon the Operating Partnership’s direction, the Indenture shall cease to be of further effect with respect to the debt securities of any series specified by the Operating Partnership, subject to the survival of specified provisions of the Indenture, including (unless the accompanying prospectus supplement provides otherwise) the Operating Partnership’s obligation to repurchase such debt securities at the option of the holders thereof, if applicable, and the Operating Partnership’s, or any guarantor’s, if applicable, obligation to pay Additional Amounts in respect of such debt securities to the extent described below, when:

•	either

(A)	all outstanding debt securities of that series have been delivered to the Trustee for cancellation, subject to exceptions, or

(B)	all debt securities of that series have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and the Operating Partnership has irrevocably deposited with the Trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series, including the principal thereof and, premium, if any, and interest, if any, thereon, and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts and (y) the amount of any Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by the Operating Partnership, in the exercise of its sole discretion, those Additional Amounts, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

and, in either case

•	the Operating Partnership has paid all other sums payable under the Indenture with respect to the debt securities of that series (including amounts payable to the Trustee); and

•	the Trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture in respect of the debt securities of such series have been satisfied.

If the debt securities of any series provide for the payment of Additional Amounts, the Operating Partnership or any guarantor, as applicable, will remain obligated, following the deposit described above, to pay Additional Amounts on those debt securities to the extent that they exceed the amount deposited in respect of those Additional Amounts as described above.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, the Operating Partnership may elect with respect to the debt securities of the particular series either:

•	to defease and discharge itself and any guarantor from any and all obligations with respect to those debt securities (“legal defeasance”), except for, among other things:

(A)	the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment, or governmental charge with respect to payments on those debt securities to the extent that those Additional Amounts exceed the amount deposited in respect of those amounts as provided below;

(B)	the obligations to register the transfer or exchange of those debt securities;

(C)	the obligation to replace mutilated, destroyed, lost, or stolen debt securities;

(D)	the obligation to maintain an office or agent of the Operating Partnership in The City of New York, in respect of those debt securities;

(E)	the rights of holders of such outstanding debt securities to receive payments from moneys held in trust when such payments are due;

(F)	the obligation, if applicable, to repurchase those debt securities at the option of the holders thereof; and

(G)	the rights, powers, trusts, duties and immunities of the trustee; or

•	to be released from its obligations and the obligations of any guarantor with respect to those debt securities under (A) certain covenants in the Indenture related to the preservation of the rights (charter and statutory) and franchises of the Operating Partnership and (B) if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to those debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the Trustee, in trust for that purpose, of an amount in the currency in which those debt securities are payable at maturity or, if applicable, upon redemption, and/or government obligations (as defined in the Indenture) which through the scheduled payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and any premium and any interest on, and, to the extent that (x) those debt securities provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by the Operating Partnership, in the exercise of its reasonable discretion, the Additional Amounts with respect to, those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the due dates for those payments. If the cash and government obligations deposited are sufficient to pay the outstanding debt securities of the applicable series on a particular redemption date, the Operating Partnership shall have given the Trustee irrevocable instructions to redeem those debt securities on that date.

The legal defeasance or covenant defeasance described above shall only be effective if, among other things:

•	it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Operating Partnership is a party or is bound;

•	in the case of legal defeasance, the Operating Partnership shall have delivered to the Trustee an opinion of independent counsel acceptable to the Trustee confirming that:

(A)	the Operating Partnership has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)	since the date of the Indenture, there has been a change in applicable federal income tax law,

in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

•	in the case of covenant defeasance, the Operating Partnership shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•	no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of the deposit into trust;

•	no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to the Operating Partnership or any guarantor or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and

•	the Operating Partnership shall have delivered to the Trustee an officers’ certificate and legal opinion to the effect that all conditions precedent to the legal defeasance or covenant defeasance, as the case may be, have been satisfied.

In the event the Operating Partnership effects covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default. However, the Operating Partnership would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting legal defeasance or covenant defeasance with respect to the debt securities of a particular series.

Concerning the Trustee

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. If there are different Trustees for different series of debt securities, each Trustee will be a Trustee of a trust or trusts separate and apart from the trust or trusts administered by any other Trustee under the Indenture. Unless otherwise indicated in any applicable prospectus supplement, any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the one or more series of debt securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the Trustee with respect to that series at an office designated by the Trustee.

We may maintain corporate trust and banking relationships in the ordinary course of business with the Trustee. The Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the provisions of the Trust Indenture Act, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of debt securities, unless offered satisfactory indemnity by the holder against the costs, expense and liabilities which might be incurred thereby.

Under the Trust Indenture Act, the Indenture is deemed to contain limitations on the right of the Trustee, should it become a creditor of the Operating Partnership, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee may engage in other transactions with the Operating Partnership. If it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the debt securities, however, it must eliminate the conflict or resign as Trustee.

Governing Law

The Indenture, the debt securities and any related guarantees will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Notices

All notices to holders of definitive debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee. All notices to holders of debt securities in global form shall be validly given if in writing and delivered (by electronic or other means) to the applicable depositary following its applicable procedures.

Book-entry, Delivery and Form

The debt securities will be issued in the form of one or more fully registered global securities (“Global Notes”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s nominee, Cede & Co. The Global Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive debt securities in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of debt securities in certificated form. Investors may elect to hold their interest in the Global Notes through either DTC, Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear in turn will hold interests in such Global Notes as Participants on the books of DTC.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Operating Partnership takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Operating Partnership that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Operating Partnership that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have debt securities registered in their names, will not receive physical delivery of debt securities in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the debt securities for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the debt securities. Under the terms of the indenture, the Operating Partnership and the trustee will treat the persons in whose names the debt securities, including the Global Notes, are registered as the owners of the debt securities for the purpose of receiving payments and for all other purposes. Consequently, neither the Operating Partnership, the trustee nor any agent of them has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Operating Partnership that its current practice, upon receipt of any payment in respect of securities such as the debt securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of debt securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the debt securities, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised the Operating Partnership that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more Participants to whose account DTC has credited the interests in the debt securities and only in respect of such portion of the aggregate principal amount at maturity of the debt securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the debt securities, DTC reserves the right to exchange the debt securities for legended debt securities in certificated form, and to distribute such debt securities to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

•	DTC (a) notifies the Operating Partnership that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Operating Partnership fails to appoint a successor depositary within 90 days after it receives such notice or of its becoming aware of such cessation;

•	the Operating Partnership, at its option and subject to DTC’s procedures, notifies the trustee in writing that the Operating Partnership elects to cause the issuance of the Certificated Notes; or

•	upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the debt securities.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes, if any, may be exchanged for beneficial interests in Global Notes.

Same day settlement and payment

The underwriters will settle the debt securities in immediately available funds. The Operating Partnership will make payments in respect of the debt securities represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Operating Partnership will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The debt securities represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such debt securities will, therefore, be required by DTC to be settled in immediately available funds. The Operating Partnership expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Operating Partnership that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

RESTRICTIONS ON OWNERSHIP

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) at any time during the last half of our taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person (other than a qualified institutional investor or a person who has been granted an exception, or an excepted holder) from actually or constructively owning more than 3.3% of our common stock by value or by number of shares, whichever is more restrictive, or 3.3% of our outstanding capital stock by value. In addition, pursuant to the articles supplementary setting forth the terms of our Series B Preferred Stock, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (by value or number of shares, whichever is more restrictive) of our Series B Preferred Stock. However, our charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT. In addition, our charter permits certain qualified institutional investors to actually or constructively own up to 9.8% of our common stock by value or by number of shares, whichever is more restrictive, or 9.8% of our outstanding capital stock by value. In addition, our charter permits Lammot J. du Pont, the Chairman of our board of directors, certain of his affiliates, family members and trusts formed for the benefit of the foregoing to actually or constructively own up to 20.0% of our common stock by value or by number of shares, whichever is more restrictive, or 20.0% of our outstanding capital stock by value, and Hossein Fateh, the Vice Chairman of our board of directors, certain of his affiliates, family members and trusts formed for the benefit of the foregoing shall be permitted to actually or constructively own up to 20.0% of our common stock by value or by number of shares, whichever is more restrictive, or 20.0% of our outstanding capital stock by value.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons and (3) beneficially or constructively owning 10% or more of the ownership interest in a tenant of our real property. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer on our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representation, covenant and understandings as our board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole discretion in order to determine or ensure our status as a REIT.

However, if any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain federal income tax considerations relating to the acquisition, holding, and disposition of our common stock (our “stock”). Information regarding the material income tax consequences to holders of other securities, such as our preferred stock, depositary shares, warrants, rights and certain debt securities of our operating partnership, DuPont Fabros Technology, L.P., will be included in one or more supplements to this prospectus.

For purposes of this section under the heading “Certain United States Federal Income Tax Considerations,” references to “DuPont Fabros Technology,” “we,” “our,” and “us” mean only DuPont Fabros Technology, Inc., and not its subsidiaries, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Consequently, we cannot assure you that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with our applicable organizational documents and partnership agreements. This discussion is for your general information only and is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution, broker, or dealer;

•	a regulated investment company or a REIT;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	a person holding our stock indirectly through other vehicles, such as partnerships, trusts, or other pass-through entities;

•	a tax-exempt organization, except to the extent described below in “—Taxation of Holders of Stock—Taxation of Tax-Exempt Holders of Stock”; and

•	a foreign investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment. The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular holder will depend on the holder’s particular tax circumstances. Each time we or selling security holders sell stock or other securities, we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to, modify or update the discussion below as appropriate.

You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and foreign tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of DuPont Fabros Technology

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our short taxable year ended December 31, 2007. We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and the holders of its stock are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Taxation of REITs in General

Qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we believe we have operated, and intend to continue to operate, so that we qualify as a REIT, we cannot assure you that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we maintain our qualification as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. Thus, net income earned by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Holders of Stock.”

If we maintain our qualification as a REIT, we nonetheless will be subject to federal tax in the following circumstances:

•	We generally will be taxed at regular corporate rates on any income, including net capital gains, that we do not distribute during or within a specified time period after the calendar year in which such income is earned.

•	We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

•	If we earn net income from “prohibited transactions,” which generally are sales or other dispositions of property, other than foreclosure property, that is included in our inventory or held by us primarily for sale to tenants in the ordinary course of business, we will be subject to a tax at the rate of 100% of such net income. We intend to conduct our operations so that no asset owned by us or any of our pass-through subsidiaries will be treated as inventory or property held for sale to tenants, and that a sale or other disposition of any such asset will not be made in the ordinary course of our business. Whether property is held “primarily for sale to tenants in the ordinary course of a trade or business” depends on the particular facts and circumstances. We cannot assure you that any property in which we hold a direct or indirect interest will not be treated as inventory or property held for sale to tenants, or that we will comply with certain safe-harbor provisions of the Code that would prevent such treatment.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid (a) the 100% tax on net income from “prohibited transactions,” and (b) and (b) the inclusion of any income from such property as nonqualifying income for purposes of the REIT gross income tests discussed below. Net income from the sale or other disposition of such foreclosure property may be subject to corporate income tax at the highest applicable rate (currently 35%). We do not anticipate receiving any income from foreclosure property.

•	We may elect to retain and pay income tax on our net long-term capital gain. See “—Taxation of Holders of Stock—Taxation of Taxable U.S. Holders—Capital Gain Dividends.”

•	If we should fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy certain reporting requirements and our failure to satisfy such test or tests is due to reasonable cause and not due to willful neglect, we will be subject to a tax equal to 100% of (1) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction which is our taxable income over our gross income determined with certain modifications.

•	If we should fail to satisfy any of the asset tests (other than a de minimis failure of the 5% and 10% asset tests described below), but nonetheless maintain our qualification as a REIT because we satisfy certain reporting and other requirements and our failure to satisfy such tests is due to reasonable cause and not due to willful neglect, we will be subject to a tax equal to the greater of $50,000 or the amount of net income generated by the assets that caused the failure multiplied by the highest corporate tax rate (currently 35%).

•	If we should fail to meet certain minimum distribution requirements during any calendar year, which is an amount equal to or greater than the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any such taxable income from prior periods that is undistributed, we would be subject to an excise tax at the rate of 4% on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	If we fail to satisfy a requirement under the Code which would result in the loss of our REIT status, other than a failure to satisfy a gross income or an asset test, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be required to pay a penalty of $50,000 for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed with respect to items of income and expense if arrangements among us, our taxable REIT subsidiary and our tenants are not based on market rates.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the C corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. Gain from the sale of property which we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is generally excluded from the application of this built-in gains tax.

•	Our taxable REIT subsidiary is subject to federal corporate income tax on its net income.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

7.	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder;

9.	that meets other tests described below, including with respect to the nature of its income and assets; and

10.	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding stock of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we are currently organized and operate, and intend to continue to operate and issue sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our charter contains restrictions regarding the transfer of shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. As discussed above in “Restrictions on Ownership,” our charter limits any person (other than an excepted holder or certain institutional investors) to actual or constructive ownership of no more than 3.3% of our stock by value or by number of shares, whichever is more restrictive and no more than 3.3% of our outstanding capital stock by value. Our charter permits certain institutional investors to exceed the 3.3% limits described above provided that they actually or constructively own no more than 9.8% of our stock by value or by number of shares, whichever is more restrictive, and no more than 9.8% of our outstanding capital stock by value. In addition, our charter permits Lammot J. du Pont, certain of his affiliates, family members and trusts formed for the benefit of the foregoing to actually or constructively own up to 20% of our stock by value or by number of shares, whichever is more restrictive, or 20% of our outstanding capital stock by value, and Hossein Fateh, certain of his affiliates, family members and trusts formed for the benefit of the foregoing shall be permitted to actually or constructively own up to 20% of our stock by value or by number of shares, whichever is more restrictive, or 20% of our outstanding capital stock by value. See “Restrictions on Ownership—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will be able to satisfy these ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT unless we qualify for certain relief provisions described below under “—Relief from Violations; Reasonable Cause.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We elected to be taxed as a REIT beginning with our first taxable year in 2007 and we have not succeeded to any earnings and profits of a “C” corporation. Therefore, we do not believe we had any undistributed non-REIT earnings and profits.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We currently satisfy this requirement.

Relief from Violations; Reasonable Cause

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” if a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code extends similar relief from violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, if the violation is due to reasonable cause and not willful neglect, and other conditions are met, including, in some cases, the payment of a penalty tax that may be based upon the magnitude of the violation. If we did not have reasonable cause for a failure, we would fail to qualify as a REIT. Whether we would have reasonable cause for any such failure cannot be known with certainty because the determination of whether reasonable cause exists depends on the facts and circumstances at the time, and we cannot provide any assurance that we in fact would have reasonable cause for a particular failure or that the IRS would not successfully challenge our view that a failure was due to reasonable cause. Moreover, we may be unable to actually rectify a failure and restore asset test compliance within the required timeframe due to the inability to transfer or otherwise dispose of assets, including as a result of restrictions on transfer imposed by our lenders or undertakings with our co-investors and/or the inability to acquire additional qualifying assets due to transaction risks, access to additional capital or other considerations. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership or other entity taxable as a partnership for federal income tax purposes, such as our operating partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (subject to special rules relating to the 10% asset test described below) and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities, and items of income in our operating partnership, which include the assets, liabilities, and items of income of any partnership in which our subsidiary partnership holds an interest, will be treated as our assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in the Operating Partnership.”

We have control of our operating partnership and substantially all of the subsidiary partnerships and limited liability companies in which our operating partnership has invested, and intend to continue to operate them in a manner consistent with the requirements for qualification and taxation as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interests in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief as described below in “—Failure to Qualify.”

Qualified REIT Subsidiaries.    We may acquire 100% of the shares of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its shares and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities, and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting shares of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and which has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities (other than certain “straight debt” securities) which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. If dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “—Taxation of Holders of Stock—Taxation of Taxable U.S. Holders—Qualified Dividend Income.” We currently have two taxable REIT subsidiaries, DF Technical Services, LLC and DF Holdings I LLC. Our taxable REIT subsidiaries provide certain technical services to our tenants on a contract or purchase-order basis, including, among others, ongoing power management services, telecommunications network cabling, computer rack installation and fiber optic cable tray installation, performed by approved third-party vendors on a cost-plus basis.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiary ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants, and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiary, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our facilities. There can be no assurance that our taxable REIT subsidiary will not be limited in its ability to deduct certain interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiary.

Income Tests

In order to maintain our qualification as a REIT, we must satisfy annually two gross income requirements. First, at least 95% of our gross income for each taxable year, but excluding gross income from “prohibited transactions,” certain hedging transactions, and specified foreign currency gains, must be derived from: (1) dividends; (2) interest; (3) rents from real property (i.e., income that qualifies under the 75% test described below); (4) gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) treated as inventory property or property held for sale to customers in the ordinary course of business; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) amounts (other than amounts determined in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and (8) gain from the sale or other disposition of a real estate asset which is not a “prohibited transaction.” See “—Prohibited Transactions.”

Second, at least 75% of our gross income for each taxable year, but excluding gross income from “prohibited transactions,” certain hedging transactions entered into after July 30, 2008, and specified foreign currency gains, must be derived from: (1) rents from real property; (2) interest on obligations secured by mortgages on real property or on interests in real property; (3) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not treated as inventory property or property held for sale to customers in the ordinary course of business; (4) dividends or other distributions on, and gain from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs which meet the requirements of this part; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) amounts (other than amounts determined in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property an interests in real property); (8) gain from the sale or disposition of a real estate asset which is not a “prohibited transaction,” see “—Prohibited Transactions;” and (9) certain income derived from the temporary investment of new capital.

Rents from Real Property.    Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions, including the following, are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” if it constitutes more than 15% of the total rent received under the lease.

We have reviewed our properties and have determined that any rent that may be attributable to personal property is not non-qualifying rent with respect to any particular lease. However, we cannot assure you that the IRS will not assert that rent attributable to personal property with respect to a particular lease is non-qualifying rent with respect to such lease.

Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenues and that satisfies certain other requirements. We and our affiliates are permitted, however, to perform only services that are “usually or customarily rendered” in connection with the rental of space for occupancy and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Furthermore, we are generally permitted to provide both customary and non-customary services to tenants or others through a taxable REIT subsidiary without disqualifying the rental income received from tenants for purposes of the REIT income requirements.

We monitor (and intend to continue to monitor) the activities provided at, and the income that is non-qualifying under the REIT income tests arising from, our facilities and believe that we will not provide services that will cause us to fail to meet the income tests. We will provide some services and may provide access to third party service providers at some or all of our facilities. Based upon our experience in the markets where the facilities are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.

In addition, we generally may not, and will not, charge rent that is based in whole or in part on the income or profits of any person, except for rents that are based on a percentage of the tenant’s gross receipts or sales. No portion of the rent we receive is based, in whole or in part, on the income or profits of any person.

We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility or qualified health care property and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met.

Interest Income.    “Interest” generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

Dividend Income.    We may receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from our taxable REIT subsidiary or other such corporations to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% income tests.

Income from Hedging Transactions.    We and our subsidiaries may from time to time enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options.

Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets or manage certain risks associated with currency fluctuations, are not treated as gross income for purposes of the 95% REIT income test, and are not be treated as gross income for purposes of the 75% gross income test where such instrument was entered into after July 30, 2008. In general, for a hedging transaction to be “clearly identified,” (a) it must be identified as a hedging transaction before the end of the day on which it is acquired or entered into, and (b) the items or risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally, not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will generally be treated as income that does not qualify under the 95% or 75% income tests.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a taxable REIT subsidiary or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. However, we cannot assure you that our hedging activities will not give rise to income that would adversely affect our ability to satisfy the REIT qualification requirements.

Prohibited Transactions.    Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to tenants in the ordinary course of a trade or business. We have conducted, and intend to continue to conduct, our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to tenants, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to tenants in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. We cannot assure you that any property we sell will not be treated as property held for sale to tenants, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% tax. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Failure to Satisfy the Gross Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	we attach a schedule of the sources of our income to our federal income tax return.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because we intentionally accrue or receive income that is non-qualifying for purposes of the REIT income tests and that exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply and we retain our REIT status, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to us by tenants leasing at least 25% of the net leasable space of the REIT’s property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the service is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests

At the close of each calendar quarter, we must also satisfy six tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, and U.S. government securities. For this purpose, the term “real estate assets” includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain mortgage-backed securities, mortgage loans, and stock or debt instruments held for less than one year purchased with an offering of our stock or long term debt.

Second, not more than 25% of our total assets may be represented by securities other than those described in the first paragraph above

Third, except for securities described in the first paragraph above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

Fourth, except for securities described in the first paragraph above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

Fifth, except for securities described in the first paragraph above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer

Sixth, for our tax years beginning before January 1, 2009, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. For our tax years beginning on or after January 1, 2009, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including (1) loans to individuals or estates; (2) obligations to pay rent from real property; (3) rental agreements described in Section 467 of the Code; (4) any security issued by other REITs; (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, debt will meet the “straight debt” safe harbor if (1) neither us, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that our assets comply, and will continue to comply, with the foregoing REIT asset requirements, and we monitor, and intend to continue to monitor compliance on an ongoing basis. Our operating partnership owns 100% of the interests of each of DF Technical Services, LLC and DF Holdings I LLC. We are considered to own our pro rata share (based on our ownership in the operating partnership) of the interests in each of DF Technical Services, LLC and DF Holdings I LLC equal to our pro-rata ownership of the operating partnership because we own interests in our operating partnership. Each of DF Technical Services, LLC and DF Holdings I LLC has elected, together with us, to be treated as our taxable REIT subsidiary. So long as each of DF Technical Services, LLC and DF Holdings I LLC qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our interest in our taxable REIT subsidiaries does not exceed, and believe that in the future it will not exceed, 25% of the aggregate value of our gross assets. We intend to limit our ownership of any securities in an issuer that does not qualify as a qualified REIT subsidiary, REIT or a taxable REIT subsidiary so that our ownership of any such securities complies with the 10% voting securities limitation and 10% value limitation. However, we cannot assure you that the IRS will not contend that our assets or our interests in any securities violate the REIT asset requirements.

No independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might disagree with our determinations.

Failure to Satisfy the Asset Tests.    The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets (including, for tax years beginning after July 30, 2008, a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, in the case of de minimis violations of the 5% and 10% asset tests, we may maintain qualification if (a) the value of the assets causing the violation does not exceed the lesser of 1% of our total assets, and $10,000,000, and (b) we either dispose of the assets causing the failure within 6 months after the last day of the quarter in which we identify the failure, or the relevant tests are otherwise satisfied within that time frame. If we fail one or more of the asset requirements (other than de minimis violations of the 5% and 10% asset tests as described above) we may nevertheless maintain our REIT qualification if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) we either disposes of the assets causing the failure within 6 months after the last day of the quarter in which we identify the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income”; and (2) 90% of our after tax net income, if any, from foreclosure property; minus

•	the sum of specified items of “non-cash income.”

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year.

In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is made pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.

We believe we have made and intend to continue to make timely distributions sufficient to satisfy our annual distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion.

We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders of ours would then increase the adjusted basis of their DuPont Fabros stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

To the extent that in the future we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made as ordinary dividends or capital gains by us, which are generally taxable to stockholders to the extent that we have current or accumulated earnings and profits. See “—Taxation of Holders of Stock—Taxation of Taxable U.S. Holders—Distributions Generally.”

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We believe we have made, and intend to continue to make, timely distributions so that we are not subject to the 4% excise tax.

In addition, if we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay taxable dividends in the form of stock or in-kind distributions of property.

In certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In we do pay “deficiency dividends,” we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Record-Keeping Requirements

We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify

Specified cure provisions may be available to us in the event we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at a rate of 20% (excluding the 3.8% tax on “net investment income”), and, subject to limitations of the Code, corporate stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Tax Aspects of Investments in the Operating Partnership

General

We hold substantially all of our real estate assets through a single operating partnership that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for federal income tax purposes is a “pass-through” entity that is not subject to federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, we include in our income our proportionate share of these income items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of the assets held by the operating partnership. Consequently, to the extent that we hold an equity interest in the operating partnership, the operating partnership’s assets and operations may affect our ability to qualify as a REIT.

Entity Classification

Our investment in the operating partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat the operating partnership as an association or publicly traded partnership taxable as a corporation for federal income tax purposes, the operating partnership would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of REITs in General—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of REITs in General—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year, and of the relief provisions. In addition, any change in the status of the operating partnership for tax purposes could be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

A partnership is a “publicly-traded partnership” under Section 7704 of the Code if:

(1) interests in the partnership are traded on an established securities market; or

(2) interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

We and our operating partnership intend to take the reporting position for federal income tax purposes that the operating partnership is not a publicly-traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for stock could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market, or on the substantial equivalent of a secondary market, if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We believe that the operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. The operating partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

If the operating partnership is a publicly-traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly-traded partnership. The income requirements applicable to us in order to qualify as a REIT under the Code and the definition of qualifying income under the publicly-traded partnership rules are very similar. Although differences exist between these two income test, we do not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly-traded partnerships.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit

A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of the operating partnership are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect other economic or legal arrangements among the partners. These rules may apply to a contribution of property by us to an operating partnership. To the extent that the operating partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may apply to the contribution by us to the operating partnership of the cash proceeds received in offerings of our stock. As a result, members, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the operating partnership’s properties than would be the case if all of the operating partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to the operating partnership. This could cause us to recognize taxable income in excess of cash flow from the operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

The operating partnership uses the “traditional method” under Section 704(c) of the Code with respect to properties contributed at the time of our initial public offering. As a result of the operating partnership’s use of the traditional method, our tax depreciation deductions attributable to those properties may be lower, and gain on sale of such property may be higher, than they would have been if our operating partnership had acquired those properties for cash. If we receive lower tax depreciation deductions from contributed properties, we would recognize increased taxable income, which could increase the annual distributions that we are required to make under the federal income tax rules applicable to REITs or cause a higher portion of our distributions to be treated as taxable dividend income, instead of a tax-free return of capital or a capital gain. See “—Taxation of Holders of Stock.”

Taxation of Holders of Stock

Taxation of Taxable U.S. Holders

As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our stock that is for federal income tax purposes:

1.	a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;

2.	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

3.	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

4.	any trust if (1) the administration of the trust is subject to the primary supervision of a United States court and the control of one or more United States persons, or (2) the trust has made a valid election to be treated as a U.S. person.

Generally, in the case of an entity treated as a partnership for federal income tax purposes that holds our stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. A “non-U.S. holder” is a holder, including any partner in a partnership that holds our stock, that is not a U.S. holder. If you are a partner of a partnership holding our stock, you should consult with your tax advisor regarding the tax consequences of the ownership and disposition of our stock or depositary shares.

Distributions Generally.    As long as we maintain our qualification as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. holders as ordinary income and will not be eligible for the dividends- received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares. Except to the limited extent described below, dividends received from REITs are generally not eligible to be taxed at the preferential rates applicable to qualified dividend income available to individual U.S. holders who receive dividends from regular taxable C corporations.

Distributions from us in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce the adjusted tax basis that each U.S. holder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a holder of record on a specified date in any of these months shall be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of DuPont Fabros Technology” and “—Taxation of REITs in General—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. holders and do not offset income of U.S. holders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. holders to the extent that we have current or accumulated earnings and profits.

Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. holders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. holder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as capital gain. U.S. holders that are taxed as corporations for federal tax purposes will be taxed at the normal corporate income tax rates on these dividends and may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. holder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. holder’s tax liability on the undistributed capital gain. A U.S. holder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

•	a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20% (excluding the 3.8% tax on “net investment income”), and taxable to U.S. stockholders that are corporations at a maximum rate of 35%; or

•	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Qualified Dividend Income.    A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” to the extent that such amount is attributable to amounts described in (a) through (c) below, and we properly designate it as “qualified dividend income.” Qualified dividend income is taxable to non-corporate U.S. holders at capital gain rates, provided that the U.S. holder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if (A) the dividends are received from (a) DF Technology Services, LLC, DF Holdings I LLC, or another U.S. corporation (other than a REIT or a regulated investment company), or (b) a “qualified foreign corporation,” and (B) specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, the amount that will be taxable to the U.S. holder as qualified dividend income will be indicated to U.S. holders on IRS Form 1099-DIV.

Passive Activity Losses and Investment Interest Limitations.    Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. holder that elects to treat capital gain dividends, capital gains from the disposition of stock, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Dispositions of Stock.    In general, a U.S. holder will realize gain or loss upon the sale, redemption, or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the U.S. holder’s adjusted tax basis in the stock at the time of the disposition. In general, a U.S. holder’s tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above), less tax deemed paid on it, and reduced by returns of capital.

In general, capital gains recognized by U.S. holders taxed at individual rates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% (excluding the 3.8% tax on “net investment income,”) if the stock is held for more than 12 months, and will be taxed at ordinary income rates if the stock is held for 12 months or less. Gains recognized by U.S. holders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains.

Capital losses recognized by a U.S. holder upon the disposition of stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of stock by a U.S. holder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. holder as long-term capital gain.

Net Investment Income Tax.    Certain U.S. stockholders that are individuals, estates, and trusts are subject to a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of our stock. Prospective investors should consult their own tax advisors regarding this new legislation.

Foreign Accounts.    Certain payments made to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of these withholding provisions on their ownership and disposition of their stock. See “—Information Reporting and Backup Withholding Tax Applicable to Holders of Stock—Taxation of Non-U.S. Holders—Withholding on Payments to Certain Foreign Entities.”

Taxation of Non-U.S. Holders

The following is a summary of certain federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders of our stock. The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of federal income taxation.

Distributions Generally.    Subject to the discussion below, distributions by us to a non-U.S. holder of our stock generally will be treated as:

•	ordinary income dividends;

•	return of capital distributions; or

•	long-term capital gain.

This discussion assumes that our stock will continue to be considered “regularly traded” on an “established securities market” located in the United States for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our stock is not regularly traded on an “established securities market” located in the United States, the tax considerations described below would materially differ.

Ordinary Income Dividends.    A distribution made by us to a non-U.S. holder will be treated as an ordinary income dividend if the distribution is made out of our current or accumulated earnings and profits and:

•	is not attributable to our net capital gain; and

•	the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. holder owns 5% or less of the value of a class of our stock at all times during the 1-year period ending on the date of the distribution

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax at graduated rates in the same manner as U.S. holders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Ordinary dividends generally will be subject to federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

We generally expect to withhold U.S. income tax at the rate of 30% on any dividend distribution (including distributions that later may be determined to have been made in excess of current and accumulated earnings and profits) made to a non-U.S. holder (and that is not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or an IRS Form W-8BEN-E with us evidencing eligibility for that reduced rate is filed with us;

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business; or

•	the non-U.S. stockholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

Tax treaties may reduce the withholding obligations on our distributions. Under most tax treaties, however, taxation rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional requirements. If the amount of tax withheld with respect to a distribution to a non-U.S. holder exceeds the non-U.S. holder’s federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a credit refund of the excess from the IRS, provided the appropriate documentation is properly and timely submitted to the IRS.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its stock will reduce the non-U.S. holder’s adjusted basis in its stock and will not be subject to federal income tax. Such distributions, however, will be subject to U.S. withholding tax as described below. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See “—Dispositions of Stock.”

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. Consequently, although we currently intend that our transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. holder may seek a refund of these amounts from the IRS if such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. holder’s U.S. tax liability, if any, with respect to the distribution.

Return of Capital Distributions.    Unless (A) our stock constitutes a USRPI, as described in “—Dispositions of Stock” below, or (B) either (1) the non-U.S. holder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. holder will be subject to at 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. holder’s proportionate share of our earnings and profits, and (2) the non-U.S. holder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates that would apply to a U.S. holder of the same type (e.g., an individual or corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the holder’s share of our earnings and profits.

Capital Gain Distributions.    A distribution paid by us to a non-U.S. holder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•	the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. holder owns more than 5% of the value of stock at any point during the one-year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. holder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to federal income tax in the hands of the non-U.S. holder unless:

•	the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business of the non-U.S. holder, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a non-U.S. holder that is a corporation also may be subject to the 30% (or lower applicable treaty rate) branch profits tax; or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. holder that owns more than 5% of the value of our stock at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, and, in the case of a non-U.S. holder that is a corporation, such distributions also may be subject to the 30% (or lower applicable treaty rate) branch profits tax.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. holder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% (or, to the extent provided in Treasury regulations, 20%) of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. holder, whether or not the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. holder’s federal income tax liability or refundable when the non-U.S. holder properly and timely files a tax return with the IRS.

Retention of Net Capital Gains.    Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting therefrom, an amount equal to its proportionate share of the tax paid by us on such undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us were to exceed its actual United States federal income tax liability, and the non-U.S holder timely files an appropriate claim for refunds.

Dispositions of Stock.    Unless our stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Generally, with respect to any particular holder, our stock will constitute a USRPI only if each of the following three statements is true:

•	50% or more of all of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

•	we are not a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. Although we believe that we are and will continue to be a domestically controlled qualified investment entity, because our stock is publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity; and

•	Either (a) the applicable class or series of our shares is not “regularly traded,” as defined by applicable Treasury regulations, on an “established securities market” in the United States; or (b) the applicable class or series of our shares is “regularly traded” on an “established securities market” in the United States and the selling non-U.S. holder has held over 5% of the applicable class or series of our shares any time during the five-year period ending on the date of the sale.

Specific wash sale rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our shares even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. holder (1) disposes of our stock within a 30–day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. holder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, our stock during the 61–day period that begins 30 days prior to such ex-dividend date, and (3) if the relevant class of our stock is “regularly traded” on an established securities market in the United States, such non-U.S. holder has owned more than 5% of the relevant class of stock at any time during the one-year period ending on the date of such distribution.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder if: (1) the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, in which case the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Holders of Stock

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that (1) a tax-exempt holder has not held our stock as “debt financed property” within the meaning of the Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt holder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our stock should not give rise to UBTI to a tax-exempt holder.

Tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. These stockholders should consult with their tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock or a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock, and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or our becoming a pension-held REIT.

Tax-exempt holders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.

Information Reporting and Backup Withholding Tax Applicable to Holders of Stock

U.S. Holders.    In general, information-reporting requirements will apply to payments of distributions on our stock and payments of the proceeds of the sale of our stock to some U.S. holders, unless an exception applies.

The payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some holders of our stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

The payor will be required to furnish annually to the IRS and to holders of our stock information relating to the amount of dividends and interest paid on our stock, and that information reporting may also apply to payments of proceeds from the sale of our stock. Some holders are generally not subject to information reporting.

Non-U.S. Holders—Generally.    Generally, information reporting will apply to payments of distributions on our stock, and backup withholding described above for a U.S. holder will apply, currently at a rate of 28%, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

Generally, non-U.S. holders can document their status (and thereby generally avoid backup withholding) by providing a proper IRS withholding certificate (such as the IRS Form W-8BEN or IRS Form W-8BEN-E). In the absence of a proper withholding certificate, applicable Treasury regulations provide presumptions regarding the status of holders of our stock when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. holder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to any backup withholding. Because the application of these Treasury regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Non-U.S. Holders—Withholding on Payments to Certain Foreign Entities.    The Foreign Account Tax Compliance Act or “FATCA,” as a general matter, imposes a 30% withholding tax on dividends on, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and the holders of our stock may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and holders of our stock may not conform to the federal income tax treatment discussed above. We will pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to stockholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Tax shelter reporting

If a holder recognizes a loss as a result of a transaction with respect to our stock of at least (i) for a holder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Holders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly. Moreover, holders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

BOOK-ENTRY SECURITIES

We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT

OF DUPONT FABROS TECHNOLOGY, L.P.

The following summary of the Amended and Restated Agreement of Limited Partnership of DuPont Fabros Technology, L.P., which we refer to as the “partnership agreement,” does not purport to be complete. For more detail, you should refer to the partnership agreement itself. See “Where to Find Additional Information” for information on how to obtain documents from us, including the partnership agreement. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to DuPont Fabros Technology, Inc.

Management of Our Operating Partnership

Our operating partnership, DuPont Fabros Technology, L.P., is a Maryland limited partnership that was formed on July 6, 2007. Our company is the sole general partner of our operating partnership and as of March 31, 2015, owned approximately 80.9% of the units of limited partnership interest in the operating partnership, which we refer to in this section as the “OP Units.” We conduct substantially all of our business through our operating partnership. As sole general partner of the operating partnership, we manage its day-to-day business affairs. We may cause our operating partnership to enter into major transactions including acquisitions, dispositions, and refinancings, subject to certain limited exceptions. However, the partnership agreement restricts our ability to engage in a business combination as more fully described below in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions.” The limited partners of our operating partnership may not transact business for, or participate in the management activities or day-to-day decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. We may not be removed as general partner by the limited partners.

In the partnership agreement, the limited partners of our operating partnership expressly acknowledge that we, as general partner of our operating partnership, are acting for the benefit of the operating partnership, the limited partners and our stockholders, collectively. Neither our company nor our board of directors is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of the operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

We may issue shares of our common or preferred stock in exchange for cash or other property, which we will contribute to the operating partnership, and we may also acquire or dispose of shares of our common or preferred stock or OP units without consent of the limited partners. We may also conduct certain investment activities outside of our operating partnership, such as holding minority interests in subsidiary partnerships in order to maintain their status as partnerships, holding up to 100% of qualified REIT subsidiaries or limited liability companies, and owning bank accounts and other short-term investments we deem necessary to carry out our responsibilities under the partnership agreement and our charter.

Transferability of Interests

Except in connection with a transaction described below in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions,” we, as general partner, may not voluntarily withdraw from the operating partnership, or transfer or assign all or any portion of our interest in the operating partnership, without the written consent of limited partners holding more than 50% of all of the outstanding OP units held by limited partners other than us.

Amendments of the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners holding 25% or more of all of the outstanding OP units held by limited partners.

Generally, the partnership agreement may not be amended, modified, or terminated without our approval and the written consent of limited partners holding more than 50% of all of the outstanding OP units held by limited partners other than us if such actions would adversely affect the rights, privileges and protections afforded to the limited partners under the partnership agreement. As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional OP units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional OP units issued by the operating partnership;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	reflect changes that are reasonably necessary for us, as general partner, to qualify and maintain our qualification as a REIT;

•	modify the manner in which capital accounts are computed;

•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or

•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights, or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of limited partners holding more than 50% of all of the outstanding OP units held by limited partners other than us, we, as general partner, may not do any of the following except as expressly authorized in the partnership agreement:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the partnership agreement;

•	enter into or conduct any business other than in connection with our role as general partner of the operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership;

•	except as described below in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions,” withdraw from the operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Partners

The partnership agreement provides that we, as the general partner, shall distribute quarterly all, or such portion as we may in our discretion determine, of available cash to the partners of the operating partnership on a pro rata basis in accordance with the partners’ respective percentage interests after accounting for any preferred partnership interests that may be issued in the future, provided however, that we shall take reasonable efforts to cause the operating partnership to distribute sufficient amounts, in our discretion, to enable us to continue to qualify as a REIT and to avoid any federal income or income excise tax that would otherwise be imposed on us.

Available cash is the sum of the limited partnership’s net operating cash flow plus reductions of any reserves and minus principal payments on debt and capital expenditures, investments in any entity, and increases in reserves or working capital accounts and any amounts paid in redemption of OP units.

Redemption/Exchange Rights

In general, a limited partner may exercise a redemption right to redeem his or her OP units at any time beginning 12 months following the date of the issuance of the OP units held by the limited partner. Unless expressly provided in an agreement between us and a limited partner, limited partners who acquired OP units prior to, on or contemporaneously with the date of closing of our initial public offering on October 24, 2007, have the right to require our operating partnership to redeem all or a portion of their OP units for cash based upon the fair market value of an equivalent number of shares of our company’s common stock (or a number of shares adjusted to account for stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions, and similar events) as determined at the time of the redemption. Unless we otherwise consent, limited partners holding more than 1,000 OP units may not effect a redemption for fewer than 1,000 OP units, and limited partners holding fewer than 1,000 OP units may not effect a redemption for fewer than all of their OP units. The redeeming limited partner will have no right to receive any distributions paid on or after the redemption date with respect to the OP units redeemed.

Rather than paying cash to a unitholder upon receipt by us of a written notice of redemption, we may alternatively elect in our sole and absolute discretion to acquire the OP units in exchange for issuing shares of our common stock. We filed a registration statement on November 7, 2008 with respect to shares of our common stock that may be issued upon redemption of these OP units, and the subsequent resale of such shares, and the SEC declared that registration statement effective on December 19, 2008. We will promptly notify the redeeming limited partner of our election, and such limited partner may elect to withdraw his or her redemption request at any time prior to the receipt by such limited partner of cash from the operating partnership or shares of our common stock. Our acquisition in exchange for common stock will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions, and similar events. We presently anticipate that we will elect to issue shares of our common stock in exchange for OP units in connection with each redemption request, rather than having our operating partnership redeem the OP units for cash; however, we will determine whether to redeem for shares of common stock or cash on a case by case basis upon receipt of each written notice of redemption. With each redemption or exchange, we increase our percentage ownership interest in our operating partnership.

Each limited partner may exercise his or her redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Restrictions on Ownership—Restrictions on Ownership and Transfer.” A redeeming limited partner will continue to own his or her OP units subject to any redemption or exchange for shares of our common stock and be treated as a limited partner with respect to such OP units for all purposes until such OP units are transferred to us and paid for or exchanged on the redemption date. Until the redemption date, provided that we have elected to acquire OP units for shares of our common stock, the redeeming limited partner will have no rights as a stockholder with respect to such redeeming limited partner’s OP units.

Registration Rights

We have granted certain registration rights with respect to the shares of our common stock that may be issued in connection with the exercise of the right to redeem OP units under the partnership agreement. For OP units issued prior to the date on which we became eligible to file a registration statement on Form S-3 under the Securities Act, these registration rights required us to seek to register all such shares of our common stock on a “shelf” registration statement under the Securities Act by filing such registration statement within 30 days after the date on which after we became eligible to use such a registration statement. With respect to any OP units that are issued on or after the date on which we became eligible to use a registration statement on Form S-3, we are required to file a “shelf” registration statement on such date or dates as may be set forth in any agreement between us, our operating partnership and the holders of such OP units; provided, however, that we are required to file only two such registration statements in any twelve-month period. We will bear expenses incident to our registration requirements under the registration rights granted by our partnership agreement, except that such expenses shall not include any underwriting fees, discounts or commissions or any out-of-pocket expenses of the persons exercising the redemption/exchange rights or transfer taxes, if any, relating to such shares.

Issuance of Additional OP units, Common Stock or Convertible Securities

As sole general partner, we have the ability to cause the operating partnership to issue additional OP units representing general and limited partnership interests. These additional OP units may include preferred limited partnership OP units.

In connection with the issuance of our Series A Preferred Stock, the partnership agreement was amended to designate and authorize the issuance of 8,050,000 of operating partnership’s 7.875% Series A Preferred Partnership Units, with a liquidation preference $25.00 per Series A Preferred Partnership Unit (the “Series A Preferred Units”), to us as the general partner of the operating partnership. The Series A Preferred Units have economic terms that are substantially similar to our Series A Preferred Stock. The Series A Preferred Units rank, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the operating partnership, senior to the common units of limited partnership interest of DFT, on parity with the Series B Preferred Units (as defined below) and other partnership units of the operating partnership, the terms of which place them on parity with the Series A Preferred Units, and junior to all partnership units of the operating partnership the terms of which specifically provide that such partnership units rank senior to the Series A Preferred Units. As of May 29, 2015, there were 7,400,000 Series A Preferred Units outstanding.

In connection with the issuances of our Series B Preferred Stock, the partnership agreement was amended to designate and authorize the issuance of up to 7,130,000 of the Partnership’s 7.625% Series B Preferred Partnership Units, with a liquidation preference of $25.00 per Series B Preferred Partnership Unit (the “Series B Preferred Units”), to us as the general partner of the operating partnership. The Series B Preferred Units have economic terms that are substantially similar to our Series B Preferred Stock. The Series B Preferred Units rank, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the operating partnership, senior to the common units of limited partnership interest of DFT, on parity with the Series A Preferred Units and any other partnership units of the operating partnership the terms of which place them on parity with the Series B Preferred Units and junior to all partnership units of the operating partnership the terms of which specifically provide that such partnership units rank senior to the Series B Preferred Units. As of May 29, 2015, there were 6,650,000 Series B Preferred Units outstanding.

In addition, we may issue additional shares of our common stock or convertible securities, but, except as otherwise provided in the partnership agreement, only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants, or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.

Tax Matters

We are the tax matters partner of our operating partnership and, as such, we have authority to represent the operating partnership in any tax disputes and to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

The net income or net loss of our operating partnership will generally be allocated to us, as general partner, and the limited partners in accordance with such partners’ respective percentage interests in our operating partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations.

In addition, we have and may in the future issue LTIP OP units to persons who provide services to our operating partnership for such consideration or for no consideration as we may determine to be appropriate, and admit such persons as limited partners of our operating partnership. The LTIP OP units will be similar to our operating partnership units in many respects and will rank pari passu with our OP units as to the payment of regular and special periodic or other distributions except liquidating distributions. The LTIP OP units may be subject to vesting requirements. Also, initially LTIP OP units will not have redemption or common stock exchange rights. Holders of vested LTIP OP units generally may convert some or all of their LTIP OP units into OP units under certain circumstances, provided that the holder’s capital account balance attributable to each such LTIP OP unit to be converted equals our capital account balance with respect to an ordinary OP unit. Because the holders of LTIP OP units generally will not pay fair market value for the LTIP OP units, their capital account balance attributable to an LTIP OP unit initially will generally be zero. Accordingly, to increase the capital account balances of holders of LTIP OP units so they may convert such profits interest OP units into OP units, the partnership agreement provides that holders of LTIP OP units are to receive special allocations of gain in the event of an actual or hypothetical sale of all or substantially all of the assets of our operating partnership prior to the allocation of gain to us or other limited partners. Once the LTIP OP units are converted to OP units, the OP units will have all of the rights and obligations associated with OP units as set forth in the partnership agreement.

Operations

The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions

We may not merge, consolidate or otherwise combine our assets with another entity, in a transaction in which we are not the surviving entity or sell all or substantially all of our assets, or reclassify, recapitalize or change the terms of our outstanding common equity interests without the consent of limited partners holding more than 50% of the outstanding limited partner OP units other than us, unless:

•	in connection with such event, all limited partners, other than ourselves as a limited partner, shall have a right to receive consideration that is equivalent to the consideration received by holders of our common stock; or

•	substantially all of the assets of our operating partnership are to be owned by a surviving entity in which our limited partners, other than us, will hold rights that are at least as favorable relative to the rights of the shareholders of the surviving general partner as the existing rights held by our limited partners are relative to the rights of our shareholders, including preservation of their current tax position and redemption rights with respect to their ownership of OP units.

Term

Our operating partnership will continue in full force and effect until dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement provides that we will be indemnified, as general partner, and our officers, directors, employees, agents and any other persons we may designate will be indemnified, from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred, or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Our securities, including common and preferred stock, may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

If indicated in the prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

We may sell the securities in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We may sell the securities as part of a transaction in which outstanding debt or equity securities of our company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.

Our shares of common stock are listed on the NYSE under the symbol “DFT.” Our Series A Preferred Stock and Series B Preferred Stock also trade on the NYSE under the symbols “DFTPrA” and “DFTPrB”, respectively. Any securities that we issue, other than common stock, the Series A Preferred Stock and the Series B Preferred Stock, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of DuPont Fabros Technology, Inc. appearing in DuPont Fabros Technology, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including schedules appearing therein), and the effectiveness of DuPont Fabros Technology, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of DuPont Fabros Technology, L.P. appearing in DuPont Fabros Technology, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including schedules appearing therein), and the effectiveness of DuPont Fabros Technology, L.P.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the SEC an automatic “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act, with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at http://www.dft.com. You should not consider information on our website to be part of this prospectus.

Our common stock and preferred stock are listed on the New York Stock Exchange (the “NYSE”) and all material filed by us with the NYSE can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015;

•	our Definitive Proxy Statement filed with the SEC on April 8, 2015;

•	our Current Reports on Form 8-K filed with the SEC on February 4, 2015, February 25, 2015 (as amended February 25, 2015), March 19, 2015, March 31, 2015 and June 1, 2015; and

•	our Registration Statements on Form 8-A filed on October 16, 2007, October 18, 2010, and March 11, 2011, which incorporate by reference the description of our common stock from our Registration Statement on Form S-11 (Reg. No. 333-145294), the description of our Series A Preferred Stock from our prospectus supplement dated October 7, 2010, and the description of our Series B Preferred Stock from our prospectus supplement dated March 3, 2011, respectively, and all reports filed for the purpose of updating such description respectively, and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. These documents may include, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings by contacting DuPont Fabros Technology, Inc. as described below, or through contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

(202) 728-0044

Attn: Investor Relations

Website: http://www.dft.com

THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT A PART OF THIS PROSPECTUS.

7,000,000 Shares

6.625% Series C Cumulative Redeemable Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT

May 10, 2016

Joint Book-Running Managers

Stifel

Raymond James

Goldman, Sachs & Co.

RBC Capital Markets

Co-Managers

Baird

Credit Suisse

Evercore ISI

KeyBanc Capital Markets

TD Securities